                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                           Consolidated Edison, Inc
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[CON EDISON LOGO]
--------------------------------------------------------------------------------

                                            LETTER TO
                                            STOCKHOLDERS
                                            NOTICE OF 2001
                                            ANNUAL MEETING,
                                            PROXY STATEMENT
                                            AND 2000 FINANCIAL
                                            REPORT

                                            MAY 21, 2001
                                            CON EDISON HEADQUARTERS
                                            4 IRVING PLACE
                                            NEW YORK, N.Y.

[CON EDISON LOGO]
                                        [CON EDISON LETTERHEAD]
--------------------------------------------------------------------------------

EUGENE R. MCGRATH
CHAIRMAN OF THE BOARD

                                                                   April 9, 2001

Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Consolidated Edison, Inc. ("CEI" or the "Company"). I hope that you will join the Board of Directors and management of your Company at the Company's Headquarters Building at 4 Irving Place, New York, N.Y., on Monday, May 21, 2001 at 10:00 a.m.

     The accompanying Proxy Statement contains information about matters to be considered at the Annual Meeting. At the Annual Meeting, stockholders will be asked to vote on the election of Directors and the ratification of the appointment of independent accountants for 2001. In addition to the matters described above, stockholders will be asked to vote on a proposal submitted by an individual stockholder described in the attached Proxy Statement, if the proposal is properly presented at the Annual Meeting. For the reasons stated in the Proxy Statement, the Board of Directors and management recommend that stockholders vote against this proposal.

     Whether or not you plan to attend the Annual Meeting, please date, sign and return the enclosed proxy in the envelope provided. It is very important that as many shares as possible be represented at the meeting. Stockholders of record may also vote their shares by telephone or by the Internet. Instructions for using the telephone or the Internet service are set forth on the enclosed proxy card.

     If after voting your proxy you come to the meeting, you may vote in person even though you have previously voted your proxy.

                                            Sincerely,

                                            /s/ Eugene R. McGrath
                                            Eugene R. McGrath

[CON EDISON LOGO]
                                        [CON EDISON LETTERHEAD]
--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

     The Annual Meeting of Stockholders of Consolidated Edison, Inc. will be held at the Company's Headquarters Building, 4 Irving Place, New York, New York, on Monday, May 21, 2001 at 10:00 a.m., E.D.S.T. for the following purposes:

          a. To elect the members of the Board of Directors as described in the Proxy Statement (attached hereto and incorporated herein by reference);

          b. To ratify and approve the appointment of PricewaterhouseCoopers, LLP ("PwC") as independent accountants for the year 2001;

          c. To act on a stockholder proposal as set forth in the Proxy Statement; and

          d. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     You are cordially invited to attend the meeting. IF YOU PLAN TO ATTEND, please mark the appropriate box on the enclosed proxy card and we will send you an admission ticket. If you are a stockholder of record and vote by telephone or the Internet, you will have the opportunity to indicate that you plan to attend the meeting and a ticket will be sent to you.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD. WE WILL SINCERELY APPRECIATE YOUR DOING SO.

                                        By Order of the Board of Directors,

                                            ARCHIE M. BANKSTON
                                                Secretary

Dated: April 9, 2001

TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Notice of Annual Meeting....................................
Consolidated Edison, Inc. 2001 Proxy Statement..............  1
Appendix A: Audit Committee Charter.........................  21
Appendix B: 2000 Financial Report...........................  22
Selected Financial Data, Selected Quarterly Information,
  Market Price Range and Dividends..........................  B-1
Management's Discussion and Analysis of Financial Condition
  and Results of Operation..................................  B-2
Report of Independent Accountants...........................  B-13
Consolidated Financial Statements...........................  B-14
Notes to Consolidated Financial Statements..................  B-20

PROXY STATEMENT

INTRODUCTION

     This Proxy Statement is provided to stockholders of Consolidated Edison, Inc. ("CEI" or the "Company") in connection with the Annual Meeting of Stockholders and any adjournments or postponements of the meeting. The Annual Meeting will be held at the Company's principal executive offices at 4 Irving Place, New York, New York, on Monday, May 21, 2001 at 10:00 a.m.

SOLICITATION OF PROXIES

     The Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of CEI, for use at the 2001 Annual Meeting of Stockholders. The Proxy Statement and the form of proxy are being mailed to stockholders on or about April 9, 2001.

     Included as an Appendix to this Proxy Statement are the Company's consolidated financial statements and accompanying notes for the year ended December 31, 2000, and other information relating to the Company's financial condition and results of operations. The Company's Summary Annual Report to Stockholders also accompanies the mailing of this Proxy Statement.

     This solicitation of proxies for the Annual Meeting is being made by management on behalf of the Board of Directors and will be made by mail, telephone, the Internet, facsimile and electronic transmission or overnight delivery. The expense of the solicitation will be borne by the Company. The expense will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy material and other documents to beneficial owners of stock held in their names. In addition, Morrow & Co. of New York, New York, has been retained to assist in the solicitation of proxies by the means described above. The estimated cost of Morrow's services is $17,000, plus out-of-pocket expenses.

RECORD DATE, OUTSTANDING
  VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has established April 2, 2001, as the record date for the determination of CEI's stockholders entitled to receive notice of and to vote at the meeting. On the record date, there were 212,292,190 shares of Common Stock which are entitled to one vote per share upon the propositions to be presented. The holders will vote on the election of Directors, the ratification of the appointment of independent accountants and the stockholder proposal.

     The enclosed proxy card is for the number of shares registered in your name with CEI, together with any additional full shares held in your name in CEI's Automatic Dividend Reinvestment and Cash Payment Plan. The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the Plan will be voted in the same manner.

     In all matters other than the election of Directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the subject matter, shall be the act of the stockholders. Abstentions and broker non-votes are voted neither "for" nor "against," and have no effect on the vote, but are counted in the determination of the quorum. Directors will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the election of Directors.

VOTING AND REVOCATION OF PROXIES

     All shares represented by properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting in the manner specified by the persons giving those proxies. If the proxy is signed but no voting instructions are made, the shares represented by the proxy will be voted for the election of Directors and in accordance with the recommendations of the Board on other proposals.

     Instead of submitting a signed proxy card, if you are a stockholder of record located in the United States, you may vote your proxy by telephone using the control number and instructions set forth on the proxy card. You may also vote by the Internet using the control number that has been assigned to you. Voting by telephone or by the Internet eliminates the need to return the proxy card. The telephone and Internet voting procedures may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

     Voting by use of a proxy on the enclosed proxy card, telephone or on the Internet does not preclude a shareholder from voting in person at the Annual Meeting. A shareholder may revoke a proxy at any time prior to its exercise by mailing to the Secretary of the Company a duly executed revocation or by submitting a duly executed proxy, telephone or Internet vote to the Company with a later date or by appearing at the Annual Meeting and voting in person. Shareholders may revoke a proxy by any of these methods, regardless of the method used to cast his or her previous vote. Attendance at the Annual Meeting without voting will not itself revoke a proxy.

ATTENDANCE AND PROCEDURES AT THE ANNUAL MEETING

     Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Common Stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of the authorization. In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the Annual Meeting, management will limit the general discussion portion of the meeting to one hour and permit only stockholders or their authorized representatives to address the meeting. In addition, management will require that all signs, banners, placards and protest-type materials be left outside the meeting room.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ELECTION OF DIRECTORS

(ITEM 1 ON PROXY CARD)

     Twelve Directors are to be elected at the Annual Meeting to hold office until the next annual meeting and until their respective successors are elected and qualified. Of the Board members standing for election, two (Eugene R. McGrath and Joan S. Freilich) are officers of the Company. The current non-officer nominees bring to the Company the benefit of their broad expertise and experience in many diverse fields.

     At the last Annual Meeting, the stockholders of the Company elected 12 Directors constituting the entire Board of Directors. Since then there was a change regarding the members of the Board. Dr. George W. Sarney was elected to the Board of Directors, effective January 18, 2001. He is the Chairman of Spirent plc, a world-leading supplier of telecommunications testing systems and network products. He was appointed to his present position in September 1999. From 1993 to August 1999, Dr. Sarney was a senior executive officer of Invensys plc (formerly Siebe plc), London, United Kingdom. He also held various executive positions with General Electric Company from 1961 through 1986.

     At the opening of business on May 21, 2001, Dr. Ruth M. Davis will retire from the Board following nearly 20 years of outstanding and dedicated service to the Company.

     With the exception of Dr. Sarney, all of the nominees were elected Directors at the last Annual Meeting. The Company's management believes that all of the nominees will be able and willing to serve as Directors of the Company. All of the Directors, except Mr. Del Giudice, also serve as Trustees of CEI's subsidiary, Consolidated Edison Company of New York, Inc. ("Con Edison of

New York"). Mr. McGrath and Mr. Del Giudice also serve on the Board of CEI's subsidiary, Orange and Rockland Utilities, Inc.

     Shares represented by every properly signed proxy will be voted at the Annual Meeting for the election of Directors of the persons nominated by management, except where the right to vote such shares is withheld as provided in the proxy or otherwise instructed. If one or more of the nominees is unable or unwilling to serve, the shares represented by the proxies will be voted for the other nominees and for any substitute nominee or nominees as shall be designated by management.

                           INFORMATION ABOUT NOMINEES

     The name and age of each of the nominees, the year in which each was first elected a Director or Trustee of Con Edison of New York, the principal occupation and business experience of each during the past five years, the number of shares of Common Stock beneficially owned by each as of the close of business on January 31, 2001, their directorships in other publicly-held business corporations and the more significant of their directorships in charitable and educational organizations as of that date are set forth below, based on information provided by the nominees.

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
[PHOTO]                        E. VIRGIL CONWAY, 71
                               Consultant. Former Chairman, Metropolitan Transportation
                               Authority, New York, N.Y. (public transportation) from April
                               1995 to March 2001. Mr. Conway has been a Trustee of Con
                               Edison of New York since 1970 and a Director of CEI since
                               December 1997. Director or Trustee, Accuhealth, Inc.,
                               Atlantic Mutual Insurance Company, Centennial Insurance
                               Company, Urstadt Biddle Properties, Inc., certain mutual
                               funds managed by Phoenix Investment Partners, Union Pacific
                               Corporation, Josiah Macy, Jr. Foundation, Pace University
                               and Chairman, New York Housing Partnership Development
                               Corporation.
                               Shares owned: 14,379

[photo to come]                PETER W. LIKINS, 64
                               President, University of Arizona, Tucson, Arizona since
                               October 1, 1997. Dr. Likins was previously President of
                               Lehigh University, Bethlehem, Pa. Dr. Likins has been a
                               Trustee of Con Edison of New York since 1978 and a Director of CEI since December 1997. Director or Trustee,
                               Parker-Hannifin Corporation, Udall Foundation and University
                               Medical Center. Member, National Academy of Engineering.
                               Shares owned: 4,703

[PHOTO]                        EUGENE R. MCGRATH, 59
                               Chairman of the Board, President and Chief Executive Officer
                               of CEI since October 1997. Chairman and Chief Executive
                               Officer of Con Edison of New York since September 1990. He was also President of Con Edison of New York from September
                               1990 through February 1998. Mr. McGrath has been a Trustee of Con Edison of New York since 1987, a Director of CEI
                               since October 1997 and a Director of O&R since July 1999.
                               Director or Trustee, Atlantic Mutual Insurance Company,
                               Schering-Plough Corporation, Business Council of New York
                               State, Inc., New York City Partnership and Chamber of
                               Commerce, American Museum of Natural History, Barnard
                               College, National Action Council for Minorities in
                               Engineering, Inc., American Woman's Economic Development
                               Corporation, The Fresh Air Fund, the Wildlife Conservation
                               Society and the United Way of New York City. Member,
                               National Academy of Engineering.
                               Shares owned: 225,403*

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
[PHOTO]                        GORDON J. DAVIS, 59
                               President, Lincoln Center for the Performing Arts, New York,
                               N.Y. since January 1, 2001. Mr. Davis was previously a
                               Partner at LeBoeuf, Lamb, Greene & MacRae LLP, Attorneys at
                               Law. Mr. Davis has been a Trustee of Con Edison of New York since 1989 and a Director of CEI since December 1997.
                               Director or Trustee, Phoenix Home Life Mutual Insurance
                               Company, certain mutual funds managed by the Dreyfus
                               Corporation, Jazz at Lincoln Center, Inc. (Founding
                               Chairman/Emeritus) and the New York Public Library.
                               Shares owned: 2,929

[photo to come]                ELLEN V. FUTTER, 51
                               President and Trustee, American Museum of Natural History,
                               New York, N.Y. Ms. Futter has been a Trustee of Con Edison of New York since 1989 and a Director of CEI since December
                               1997. Director, Trustee or Member, American International
                               Group, Inc., Bristol-Myers Squibb Company, J.P. Morgan Chase
                               & Co., Inc., NYC & Company, Council on Foreign Relations,
                               New York City Partnership and Yale School of Management
                               Advisory Board. Fellow, American Academy of Arts and
                               Sciences.
                               Shares owned: 2,752

[photo to come]                RICHARD A. VOELL, 67
                               Private investor and retired President and Chief Executive
                               Officer of The Rockefeller Group, New York, N.Y. (real
                               estate, real estate services and communications and
                               communications services). Mr. Voell has been a Trustee of
                               Con Edison of New York since 1990 and a Director of CEI
                               since December 1997. Member, Council on Foreign Relations.
                               Director and Member of the Nominating Committee of the
                               Wildlife Conservation Society. Vice Chairman, United Nations
                               Association and Past Chairman, Economic Club of New York.
                               Shares owned: 6,289

[PHOTO]                        SALLY HERNANDEZ-PINERO, 48
                               Senior Vice President, The Related Companies, L.P. since May
                               1, 1999. Mrs. Hernandez-Pinero was a Managing Director of
                               Fannie Mae from July 1998 to April 30, 1999. She was of
                               counsel to the law firm of Kalkines, Arky, Zall & Bernstein,
                               New York, N.Y. from 1994 to May 1998. Mrs. Hernandez-Pinero has been a Trustee of Con Edison of New York since 1994 and a Director of CEI since December 1997. Director or Trustee,
                               Accuhealth, Inc., American Museum of Natural History, The
                               Dime Savings Bank, Goodwill Industries and Tarragon Realty
                               Investors, Inc.
                               Shares owned: 1,732

[PHOTO]                        STEPHEN R. VOLK, 64
                               Senior Partner, Shearman & Sterling, Attorneys at Law, New
                               York, N.Y. Mr. Volk has been a Trustee of Con Edison of New
                               York since 1996 and a Director of CEI since December 1997.
                               Member, Council on Foreign Relations and the Harvard Law
                               School Dean's Advisory Board. Director and Member of
                               Executive Committee, New York City Partnership.
                               Shares owned: 2,971

[PHOTO]                        JOAN S. FREILICH, 59
                               Executive Vice President and Chief Financial Officer of CEI
                               and Con Edison of New York since March 1998. She was Senior
                               Vice President and Chief Financial Officer of CEI from
                               October 1997 to February 1998 and of Con Edison of New York
                               from July 1996 to February 1998. Ms. Freilich has been a
                               Trustee of Con Edison of New York since 1997 and a Director of CEI since October 1997. Trustee, Citizens Budget
                               Commission and College of New Rochelle. Member, Financial
                               Executives Institute.
                               Shares owned: 58,107**

                                  NAME, AGE, LENGTH OF SERVICE AS A DIRECTOR AND TRUSTEE
                                          AND PRINCIPAL OCCUPATION AND BUSINESS
                                              EXPERIENCE DURING PAST 5 YEARS
[PHOTO]                        MICHAEL J. DEL GIUDICE, 58
                               Managing Director and Principal, Millennium Credit Markets,
                               LLC, New York, N.Y. He co-founded Millennium in 1996. Mr.
                               Del Giudice was a Managing Director and General Partner of
                               Lazard Freres & Co., LLC. Mr. Del Giudice has been a
                               Director of CEI since July 1999. He also has been a Director of O&R since 1988, and was Chairman of the Board from
                               February 1998 to July 1999. Director, Barnes and Noble, Inc.
                               and Front-line Group. Chairman of the Governor's Committee on Scholastic Achievement. Member, Curran & Connor, Inc.
                               Advisory Board.
                               Shares owned: 1,989

[PHOTO]                        GEORGE CAMPBELL, JR., 55
                               President, The Cooper Union for the Advancement of Science
                               and Art, New York, N.Y. since July 1, 2000. Dr. Campbell
                               previously served as the President and CEO of NACME, Inc.
                               Dr. Campbell has been a Director of CEI and a Trustee of Con
                               Edison of New York since February 17, 2000. Trustee,
                               Rensselaer Polytechnic Institute, Montefiore Medical Center
                               and New York Hall of Science. Member, President's Circle,
                               National Academy of Sciences. Fellow, American Association
                               for the Advancement of Science.
                               Shares owned: 1,416

[PHOTO]                        GEORGE W. SARNEY, 61
                               Chairman of Spirent plc, Crawley, West Sussex, U.K.
                               (supplier of telecommunications testing systems and network products) since September 1999. Dr. Sarney was CEO of the
                               Intelligent Automation group of Invensys plc., London, U.K.
                               from 1995 to 1999. He has been a Director of CEI and a
                               Trustee of Con Edison Company of New York since January 18,
                               2001.
                               Shares owned: 2,200***

---------------
*   Includes 210,000 shares underlying currently exercisable options.

**  Includes 54,000 shares underlying currently exercisable options.

*** As of March 19, 2001.

     The number of shares of Common Stock beneficially owned as of January 31, 2001, by each of the executive officers named in the compensation table on page 11 who are not also nominees is set forth below.

NAME                                                          SHARES OWNED*
----                                                          -------------
Kevin Burke.................................................     46,234
Charles F. Soutar...........................................     59,596
John D. McMahon.............................................      7,708

---------------
* Includes shares underlying currently exercisable options for: Mr. Burke--42,000; Mr. Soutar--54,000 and Mr. McMahon--6,000.

     As of January 31, 2001, no nominee or officer was the beneficial owner of any class of equity securities of CEI or beneficially owned more than 0.106 percent of the total outstanding Common Stock. As of the same date all officers and members of the Board as a group beneficially owned 931,793 shares, including 794,000 shares underlying currently exercisable options, (0.439 percent) of the outstanding Common Stock. Each officer and member of the Board held his or her shares with sole voting power and sole investment power, except for shares as to which voting power, or investment power, or both, were shared with a spouse or a relative of such person.

     The following table provides, as of December 31, 2000, information with respect to persons who are known to the Company to beneficially own more than five percent of the common shares of CEI.

                                                                  SHARES OF
                                                                    COMMON
                                                              STOCK BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                                OWNED          PERCENT OF CLASS
------------------------------------                          ------------------   ----------------
Capital Research and Management Company.....................     18,310,800(1)            8.6%
 333 South Hope Street
 Los Angeles, CA 90071

---------------

(1) Capital Research and Management Company has sole dispositive power for 18,310,800 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Directors and executive officers of the Company to file reports of ownership and changes in ownership of the equity securities of the Company and its affiliates with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based upon its review of the reports furnished to the Company for 2000 pursuant to Section 16(a) of the Act and written representations from certain reporting persons, the Company believes that all of the reports were filed on a timely basis, except that Mr. John Nutant, a former Vice President, inadvertently filed a late Form 4.

BOARD MEMBERS' FEES AND ATTENDANCE

     Those members of the Board who are not employees of the Company or its subsidiaries are paid an annual retainer of $40,000, a fee of $1,200 for each meeting of the Board or of the Boards of its subsidiaries attended, and a fee of $1,000 for each meeting of a Committee of the Board or of the Boards of its subsidiaries attended. CEI will reimburse Board members, who are not currently officers of the Company for expenses incurred in attending Board and Committee meetings. No person who serves on both the CEI Board and on the Board of its subsidiary, Con Edison of New York, and corresponding Committees, is paid additional compensation for concurrent service.

     The Chairs of the Audit, Budget and Contracts, Environmental, Executive Personnel and Pension, Finance, Nominating and Planning Committees each receive an annual retainer fee of $4,000, provided, however, that if any Director is serving at the same time as the Chairman of the Budget and Contracts Committee and the Finance Committee he or she is paid only one such annual retainer. The Acting Chairman of any Board Committee is paid an additional meeting fee of $200 for any Committee meeting at which he or she presides. Members of the Board may participate in the Stock Purchase Plan, the Deferred Compensation Plan and the Retirement Plan for Non-Officer Directors described below. Members of the Board who are officers of the Company or its subsidiaries receive no retainer or meeting fees for their service on the Board.

     The Company has a restricted common stock plan for non-officer directors. Under the plan each non-officer Director received 200 shares of CEI Common Stock on the adoption of the plan. Each Director receives an additional award of 200 shares following each Annual Meeting. A new Director receives 200 shares upon joining the Board. The shares are purchased on the open market. Shares of stock received under the plan may not be transferred by the Director (except to a family member or a trust or other entity for estate planning purposes) without the permission of CEI's Board or the Executive Personnel and Pension Committee of the Board until the earlier of (i) five years from the date of grant, (ii) retirement from the Board at age 72 or earlier with the permission of the Board or the Committee, (iii) the death of the Director or (iv) a change in control of CEI.

     The Company has a deferred compensation plan applicable to non-officer members of the Board. A Board member who elects to participate in the plan may defer all or a portion of the compensation paid by the Company with interest. As of April 1, 2001, one former Trustee of Con Edison of New York was a participant in the plan.

     The Company has a retirement plan for those Board members who are not entitled to receive employee pension benefits from the Company. The plan provides that a member who retires from the Board and who has completed ten full years of service on the Board shall receive annually, for life, commencing at age 65 or the date of retirement, whichever is later, a benefit in an amount equal to the then annual retainer being paid to the active members of the Board, changing as and when such annual retainer changes. The benefits for a Board member who retires with less than ten years of service are prorated. As of April 1, 2001, four former Trustees of Con Edison of New York were participants in the plan.

     The Stock Purchase Plan permits employees of Con Edison of New York, including executive officers, to contribute up to 20 percent of their salaries into the plan, but not more than $25,000 per year. Non-officer members of the Board are eligible to participate and may contribute up to $1,000 per month. Also, dividends may be reinvested. The Company contributes one-ninth of the participant's contributions, including reinvested dividends. The contributions are used to purchase outstanding shares of Common Stock of CEI for the participants. The Company pays brokerage and other expenses relating to the plan.

     The law firm of LeBoeuf, Lamb, Greene & MacRae, of which Mr. Davis is a former partner, provided services to Con Edison of New York in 2000 and will provide services in 2001. The law firm of Shearman & Sterling, of which Mr. Volk is Senior Partner, provided services to CEI and/or its subsidiaries in 2000 and will provide them in 2001.

     The Board of Directors held eight regular and five special meetings in 2000. During 2000 each incumbent member of the Board attended more than 75 percent of the combined meetings of the Board of Directors and the Board Committees on which he or she served.

STANDING COMMITTEES OF THE BOARD

     The Audit Committee, composed of five non-officer Directors (Mrs. Hernandez-Pinero, Chair, Dr. Campbell, Dr. Davis, Mr. Del Giudice and Ms. Futter), meets with the Company's management, including Con Edison of New York's General Auditor and the Company's independent accountants, several times a year to discuss internal controls and accounting matters, the Company's financial statements and the scope and results of the auditing programs of the independent accountants and of the Con Edison of New York's internal auditing department. The Audit Committee also recommends to the Board of Directors the appointment of the independent accountants for the Company, subject to stockholder approval at the Annual Meeting. The Audit Committee held four meetings in 2000.

     The Budget and Contracts Committee, composed of six non-officer Directors (Dr. Davis, Chair, Mr. Conway, Mr. Davis, Dr. Likins, Mr. Voell and Mr. Volk), examines and makes recommendations to the Board and to the Board of Con Edison of New York with respect to the annual capital budgets of CEI and Con Edison of New York, major purchase authorizations, investments and contractual commitments, and the annual operating budget, receives a five-year forecast of capital budget expenditures and reviews major real estate transactions and litigation settlements. The Budget and Contracts Committee held six meetings during 2000.

     The Environmental Committee, composed of five non-officer Directors (Ms. Futter, Chair, Mr. Davis, Dr. Davis, Mrs. Hernandez-Pinero and Dr. Likins), provides advice and counsel to the Company's management on corporate environmental policy and on such other environmental matters as from time to time the Committee deems appropriate; reviews significant new developments in environmental laws and governmental agency actions as they affect the Company's corporate environmental policies; reviews significant issues relating to the Company's compliance with environmental laws and regulations and corporate environmental policies; meets annually with the Planning Committee to review and evaluate planning and environmental issues; submits recommendations to the Board with respect to environmental-related matters; and makes such other reviews and recommends to the Board such other actions as it may deem necessary or desirable to help promote sound planning by the Company with due regard to the protection of the environment. The Environmental Committee held four meetings in 2000.

     The Executive Committee, composed of Mr. McGrath, the Chairman of the Board and of the Committee, and four non-officer Directors (Mr. Conway, Dr. Likins, Mr. Voell and Mr. Volk), may exercise during intervals between the meetings of each Board all the powers vested in the Board, except for certain specified matters. No meetings of the Executive Committee were held in 2000.

     The Executive Personnel and Pension Committee, composed of four non-officer Directors (Mr. Conway, Chair, Dr. Campbell, Mrs. Hernandez-Pinero and Mr. Voell), reports and makes recommendations to the Board relating to officer and senior management appointments and compensation. In addition, the Committee makes incentive compensation awards to officers participating in Con Edison of New York's Executive Incentive Plan, subject to confirmation by the Board and administers CEI's Stock Option Plan, including determining the recipients of, and the number of shares covered by, stock option grants. The Committee also reviews and makes recommendations as necessary to provide for orderly succession and transition in the executive management of the Company and receives reports and makes recommendations with respect to minority and female recruitment, employment and promotion. It also oversees and makes recommendations to the Board with respect to compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"), and reviews and makes recommendations with respect to new benefit plans and plan amendments, the selection of plan trustees and the funding policy and contributions to the funded plans, and reviews the performance of the funded plans. The Executive Personnel and Pension Committee held four meetings during 2000.

     The Finance Committee, which is composed of six non-officer Directors (Mr. Volk, Chair, Mr. Conway, Mr. Davis, Dr. Davis, Dr. Likins and Mr. Voell), reviews and makes recommendations to the Board with respect to the Company's financial condition and policies, its dividend policy, bank credit arrangements, financings, investments, nuclear decommissioning funds, and other financial matters, and reviews five-year financial forecasts. The Finance Committee held eight meetings during 2000.

     The Nominating Committee, composed of four non-officer Directors (Mr. Voell, Chair, Mr. Conway, Ms. Futter and Mr. Volk), is responsible for recommending candidates to fill vacancies on the Board. In addition, the Committee assists with respect to the composition and size of the Board and of all Committees of the Board. The Committee also makes recommendations to the Board as to the compensation of Board members and members of the Committees as well as other corporate governance matters. The Nominating Committee held six meetings in 2000. The Committee has no formal procedures for consideration of recommendations for nominations to the Board. It considers candidates proposed by stockholders. Nominations for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company. Each nomination should include information as to the qualifications of the candidate and should be accompanied by a written statement (presented to the Secretary of the Company) from the suggested candidate, to the effect that the candidate is both willing and affirmatively desirous of serving.

     The Planning Committee, composed of seven non-officer Directors (Dr. Likins, Chair, Mr. Davis, Dr. Davis, Mr. Del Giudice, Ms. Futter, Mrs. Hernandez-Pinero and Mr. Volk), examines and makes recommendations to the Board regarding long range planning for the Company. The Planning Committee held two meetings in 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Campbell, Mr. Conway, Mrs. Hernandez-Pinero, retired Director Mr. Robert G. Schwartz and Mr. Voell were on CEI's Executive Personnel and Pension Committee in 2000. The Company believes that there are no interlocks with the members who serve, or served, on the Committee.

REPORT OF THE AUDIT COMMITTEE

     The Company's Audit Committee consists of five members of the Board. Each member of the Audit Committee is independent and the members meet the other qualifications required by the New York Stock Exchange. The charter of the Audit Committee, which has been approved by the Board of Directors, is included in this Proxy Statement as Appendix A.

     The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2000, which are included in this Proxy Statement as Appendix B. The Audit Committee has also discussed with PricewaterhouseCoopers LLP ("PwC"), the Company's independent public accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

     The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed the independence of PwC with representatives of that firm.

     Based on the Audit Committee's review and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                        The Audit Committee

                                             Sally Hernandez-Pinero (Chair)
                                             George Campbell, Jr.
                                             Ruth M. Davis
                                             Michael J. Del Giudice
                                             Ellen V. Futter

                                   AUDIT FEES

     Fees paid or payable to PwC for services rendered during 2000 are as follows:

Audit fees...............................................  $  961,000
Financial information systems design and implementation
  fees...................................................          --
All other fees...........................................   2,214,600
                                                           ----------
Total fees...............................................  $3,175,600

     In connection with the 2000 audit of CEI, PwC examined the Company's and its subsidiaries' financial statements, reviewed interim financial statements and certain of the Company's or its subsidiaries' filings with the Federal Energy Regulatory Commission and the Securities and Exchange Commission. All other fees primarily relate to the audits of the Company's pension and certain other benefit plans, lease consulting work, comfort letters for securities issuances, income tax services other than those directly related to the audit of the income tax accrual, and risk management advisory services.

     The Audit Committee considered whether the provision of the non-audit services was compatible with maintaining PwC's independence.

MANAGEMENT PROPOSAL

(ITEM 2 ON PROXY CARD)

PROPOSAL NO. 2--Ratification of the Appointment of PricewaterhouseCoopers, LLP as Independent Accountants for the Year 2001.

     At the Annual Meeting, the Board will recommend that the stockholders ratify and approve the selection of PricewaterhouseCoopers, LLP ("PwC") as independent accountants for the Company for the year 2001. PwC has acted in the same capacity for the Company for many years.

     Before the Audit Committee recommended the appointment of PwC, it considered that firm's qualifications. This included a review of PwC's performance in prior years, as well as PwC's reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PwC in these respects. The Audit Committee reviewed information provided by PwC concerning litigation involving that firm and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of companies audited by them. As to these matters, the Audit Committee has concluded that the ability of PwC to perform services in 2001 for the Company is not in any way adversely affected by any litigation or investigations reflected in such information.

     Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     Adoption of Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock voted on the proposal at the Annual Meeting.

     THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

STOCKHOLDER PROPOSAL

(ITEM 3 ON PROXY CARD)

PROPOSAL NO. 3--Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia
  Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Common Stock, has submitted the following proposal:

          "RESOLVED: That the shareholders recommend that the Board take the necessary steps that Con Edison specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

     The statement made in support of this proposal is as follows:

     "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

     "Last year the owners of 17,246,681 shares, representing approximately 13.67% of shares voting, voted FOR my similar proposal.

     "If you AGREE, please mark your proxy FOR this proposal."

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 3 FOR THE FOLLOWING REASONS:

     Disclosure of executive compensation is governed by the Securities and Exchange Commission's proxy solicitation rules. In accordance with those rules CEI currently provides information on pages 11 through 19 of the Proxy Statement concerning compensation for the five highest paid executive officers.

     The proposal would impose on CEI more stringent disclosure requirements than those imposed on other companies by the Commission's rules. The Board believes that any changes in the disclosure requirements should emanate from the Commission and should be uniformly applicable to all companies subject to the proxy rules.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3.
--------------------------------------------------------------------------------

     Adoption of the preceding stockholder resolution (Proposal 3) would require the affirmative vote of a majority of shares of Common Stock voted thereon at the meeting.

--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 2000. The positions shown are the officers' positions with the Company or with the Company's principal subsidiary, Con Edison of New York, as of December 31, 2000.

                                                                              LONG TERM
                                       ANNUAL COMPENSATION                  COMPENSATION
                             ----------------------------------------   ---------------------
                                                            OTHER       RESTRICTED  NUMBER OF
                                                            ANNUAL        STOCK      OPTION        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS    COMPENSATION   AWARDS(2)    SHARES     COMPENSATION(5)
---------------------------  ----    ------     -----    ------------   ----------  ---------   ---------------
Eugene R. McGrath.........   2000  $1,030,000  $981,000    $17,408      $6,237,500   150,000        $49,459
Chairman of the Board        1999  $  943,333  $585,000    $17,996              --   150,000        $41,746
and Chief Executive          1998  $  865,000  $594,750    $17,636              --    70,000        $26,116
  Officer(1)(3)
Joan S. Freilich..........   2000  $  385,000  $250,000         --      $1,559,375    40,000        $11,550
Executive Vice President     1999  $  338,333  $170,000         --              --    50,000        $ 9,676
and Chief Financial          1998  $  271,553  $167,500         --              --    20,000        $ 7,500
  Officer(1)
Charles F. Soutar.........   2000  $  431,333  $191,000         --              --    30,000        $12,940
Executive Vice President     1999  $  411,333  $140,000         --              --    20,000        $11,206
--Central Services(4)        1998  $  391,333  $150,000         --              --    20,000        $ 7,650
John D. McMahon...........   2000  $  332,800  $215,000         --      $1,559,375    40,000        $ 9,984
Senior Vice President        1999  $  272,800  $115,000         --              --    20,000        $ 8,276
and General Counsel(1)       1998  $  217,267  $100,000         --              --     2,000        $ 6,518
Kevin Burke...............   2000  $  310,000  $215,000         --      $1,559,375    20,000        $ 7,600
President and Chief          1999  $  264,167  $113,401         --              --    18,000        $ 7,901
Operating Officer(4)         1998  $  226,167  $ 80,000         --              --    18,000        $ 6,615

------------
(1) Holds same positions with Con Edison of New York.

(2) The aggregate restricted stock holdings by the individuals named in the table at December 31, 2000 was 350,000 restricted stock units, with each unit representing the right to one share of Common Stock of the Company. The aggregate units had a value of $13,475,000 based on the closing price of a share of Common Stock as of December 31, 2000. The units vest 50% on August 31, 2003, 25% on August 31, 2004 and 25% on August 31, 2005. Amounts equal to dividends payable on the Company's shares are payable on the restricted stock units.

(3) Also President of CEI.

(4) Positions with Con Edison of New York.

(5) The amounts shown in this column consist of amounts contributed by Con Edison of New York under its Thrift Savings Plan for Management Employees (Thrift Plan) and Deferred Income Plan (DIP) and amounts paid for life insurance for Mr. McGrath, as follows: For 2000, Mr. McGrath, life insurance--$18,559; Thrift Plan--$5,100; DIP--$25,800; Ms. Freilich, Thrift Plan--$5,100; DIP--$6,450; Mr. Soutar, Thrift Plan--$5,100; DIP--$7,840; Mr.
    McMahon, Thrift Plan--$5,100; DIP--$4,884; Mr. Burke, Thrift Plan--$3,400; DIP--$4,200. For 1999, Mr. McGrath, life insurance--$18,957; Thrift Plan--$5,513; DIP--$17,276; Ms. Freilich, Thrift Plan--$5,513; DIP--$4,163;
    Mr. Soutar, Thrift Plan--$5,513; DIP--$5,693; Mr. McMahon, Thrift Plan--$5,513; DIP--$2,763; Mr. Burke, Thrift

    Plan--$5,513; DIP--$2,388. For 1998, Mr. McGrath, life insurance--$18,466;
    Thrift Plan--$7,650; Ms. Freilich, Thrift Plan--$7,500; Mr. Soutar, Thrift Plan--$7,650; Mr. McMahon, Thrift Plan--$6,618; Mr. Burke, Thrift Plan--$6,815.

                        REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation policies are administered by the Executive Personnel and Pension Committee of the Board, which was composed of four Board members in 2000. All action by the Committee pertaining to executive compensation, except for awards under the 1996 Stock Option Plan, is submitted to the full Board for approval. The Committee submits the following report related to compensation matters for 2000.

     The Committee's compensation policy--The Committee believes that total executive compensation should be such as to attract to the Company, motivate and reasonably reward individuals of the highest professional and personal qualifications and, at the same time, secure substantial and proportionate value for the Company. In 2000, compensation of the Company's executive officers consisted primarily of base salary, which is reviewed by the Committee annually, a potential award under Con Edison of New York's Executive Incentive Plan, which is shown in the Summary Compensation Table on page 11 under the caption "Bonus," a potential award under the 1996 Stock Option Plan (the "Stock Option Plan"), which was approved by the stockholders at the 1996 Annual Meeting, and an award of restricted stock for certain key officers, which is shown in the Summary Compensation Table under the caption "Long Term Compensation--Restricted Stock Awards." In making its recommendations to the Board, with respect to salaries of officers, the Executive Incentive Plan and the Restricted Stock Awards to officers, other than Mr. McGrath, and in making awards under the Stock Option Plan for officers other than Mr. McGrath, the Committee considered recommendations made by Mr. McGrath. The Committee initiates the recommendations that are made to the Board with respect to Mr. McGrath's salary, any award under the Executive Incentive Plan and any grants the Committee makes to him under the Stock Option Plan or any Restricted Stock Award.

     Individual performance is the primary factor considered in determining base salary, within a range appropriate to that individual's position, although in some cases corporate performance may also be relevant to base salary determinations. Awards under the Executive Incentive Plan are based on both individual and corporate performance. Grants under the Stock Option Plan and the Restricted Stock Awards are based on individual performance and on an assessment of the individual's responsibility for the success and growth of the Company and its subsidiaries. Base salary ranges are identified for the officers with reference to salaries paid by other utilities and industry in general, as reflected in surveys by such organizations as the Edison Electric Institute and in general industry studies conducted by compensation consulting firms. These surveys are not identical to the surveys referred to in the next paragraph. In addition, an attempt is made to assure internal equity by maintaining appropriate salary relationships. Increases for individuals are based on the current salary's relationship to the range for the position (but not to any specific level within the range) and the individual's performance with respect to the requirements of the individual's position.

     In considering the level of Mr. McGrath's compensation, the Committee reviewed surveys of the total compensation, including base salary and incentive compensation, paid to the chief executive officers of other large utilities with revenues exceeding $4 billion and a survey, entitled the "1999 Energy Services Industry Executive Compensation Report," of the compensation paid to chief executive officers in the electric utility industry. The Committee does not target Mr. McGrath's compensation to any specific level within the ranges of compensation paid by these comparison companies but uses the surveys as references. The utilities included in the surveys referred to in this paragraph and the previous paragraph are some but not all of the utilities included in the Standard & Poor's Electric Utilities Index shown on the performance graph on page 19. None of the non-utility companies in the surveys are in the Index.

     The Committee believes that an evaluation of corporate performance must take into account many factors affecting the Company's operations, over some of which management has total or considerable control and over others of which it has little or no control. In this context the Committee looks not only at current reported financial operating results and financial condition (as reflected in such factors as earnings per share and return on common equity), but also at a wide range of other information relating to the quality of service provided to customers, the efficiency of operations, the development and management of personnel and the effectiveness of management's efforts to strengthen the Company for the future. In recommending the base salaries or awards under the Executive Incentive Plan or grants under the Stock Option Plan and in making the awards of Restricted Stock, the Committee does not have a predetermined list of criteria nor does it have a formula for weighing or applying the criteria the Committee members consider. The process is neither arithmetic nor formulaic, but judgmental.

     2000 Base Salary Determinations--In 2000 individual performance and overall compensation ranges relevant to officers were the factors considered by the Executive Personnel and Pension Committee in determining the base salaries recommended for such individuals.

     2000 Executive Incentive Plan Awards--Each year under the Executive Incentive Plan, a maximum fund is established by the Committee, subject to the approval of the Board, based on the salaries of the eligible participants at the end of the prior year. This maximum fund may not exceed three quarters of one percent of Con Edison of New York's net income for common stock for the year. Awards may be made by the Committee, subject to approval by the Board, to eligible executives based on their performance during the year. Payment of one-third of the award is deferred for five years and is subject to forfeiture in certain circumstances. Portions of awards that are required to be deferred are treated during the mandatory deferral period as if the portions were invested in the Company's common stock and are credited with dividend equivalents and credited or debited for increases or decreases in the market value of an equivalent number of shares.

     In recommending the amount awarded under the Executive Incentive Plan for year 2000, the Committee considered the following financial factors for 2000: earnings per share for 2000 in comparison to the budget and 1999 earnings per share; earnings available for common stock for 2000 in comparison to the budget and 1999 earnings; the increase in the Company's common stock price compared to the Standard & Poor's ("S&P") 500 stock index and the S&P electric utilities index; the total market return on the Company's common stock for 2000; the rate of return on shareholders' equity in 2000 compared to 1999; the total average annual return on the Company's common stock for the five-year period ending December 31, 2000 compared to the average for the S&P electric utilities index; the increase in the Company's dividend of 1.9% in 2000 compared with the industry average increase of 1.2%; interest coverage for 2000 compared to 1999; the continued strength of the Company's credit quality, with senior unsecured debt ratings of A-1 by Moody's and A+ by Standard and Poor's; the placement of the Company's ratings on credit watch with "negative implications" pending the outcome of the acquisition of Northeast Utilities; and uncollectible accounts receivable, as measured by net loss per $100 revenues, which remained at $0.37 in 2000 despite an increase in customer bills.

     The Committee also considered the following additional factors: the Company developed and implemented plans that address the recommendations and requirements issued by numerous review bodies following the July 1999 summer heat wave, including an increase in transmission, distribution, and substation capacity and a reduction in the length of time electric feeders are out of service; the Company successfully concluded negotiations for the sale of certain properties on First Avenue in New York City; the Company completed successful negotiations with the New York State Public Service Commission ("PSC") and other interested parties resulting in electric, gas and steam rate settlements; the Company entered into a new four-year labor contract with the Company's largest union; the Company's Indian Point 2 nuclear unit was shut down on February 15 following a steam generator tube leak, the Company replaced the unit's four steam generators and the unit returned to service on January 3, 2001; the Company has been in negotiations with the PSC regarding the

Company's liability for the Indian Point 2 outage; the Company entered into a contract for the sale of Indian Point Units 1 and 2 and associated gas turbines for $502 million plus the book value of the Company's nuclear fuel; the Company also entered into an agreement for the sale of its interest in the Roseton generating plant for $129 million; the Governor signed legislation, which the Company had supported for years, that totally reforms the way the energy business is taxed in New York State; several customer care initiatives were implemented to assist customers in coping with higher energy prices; the Company received 12% more calls from customers but was able to maintain performance within PSC targets for calls answered and customer satisfaction; the number of PSC complaints was maintained at a record low of 4.2 per 100,000 customers; the Company's environmental statistics for 2000 reflected a continuing positive trend with improvements in water permit exceedences, opacity events, transformer spills and chemical releases; Con Edison of New York's minority representation in its workforce increased from 32.7% at year-end 1999 to 33.7% at year-end 2000; female representation decreased slightly from 14.6% to 14.5%; and minority and female representation both increased in the senior management, officials and managers, and professional categories.

     Based on the Committee's review of the Company's performance in 2000, as reflected in the factors mentioned above, for 2000 the Committee recommended, and the Board approved, that the total amount awarded under the Executive Incentive Plan to all participants as a group be 90 percent of the target amount provided by the Plan.

     CEO Compensation--In making its recommendations to the Board with respect to both the base salary and the Executive Incentive Plan award for 2000 of Mr. McGrath and the Stock Option grant and Restricted Stock Award made to him in 2000, the Committee considered among other things, the Company's good financial and operating results; the Company's financial condition; the Company's continued progress in achieving the goal of environmental excellence; Mr. McGrath's success in motivating the Company's workforce; the progress of the Company's unregulated subsidiaries; and compensation levels of the chief executive officers of the other companies included in the compensation surveys referred to on page 12.

     I.R.S. Limitations on Deductibility of Executive Compensation--Federal law restricts the deductibility, for federal income tax purposes, of certain executive compensation above a specified threshold. In 2000, a portion of Mr. McGrath's compensation exceeded the threshold. In the Committee's judgment, the non-deductibility of the compensation is not material. The Committee intends to take into account these tax law provisions in structuring the Company's executive compensation in future years.

                                        The Executive Personnel and Pension
                                        Committee

                                             E. Virgil Conway (Chairman)
                                             George Campbell, Jr.
                                             Sally Hernandez-Pinero
                                             Richard A. Voell

         EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE
                            IN CONTROL ARRANGEMENTS

EMPLOYMENT CONTRACTS

     The Company has entered into employment agreements (the "Employment Agreements") with Messrs. McGrath, Burke and McMahon and Ms. Freilich, four of the officers named in the Summary Compensation Table.

     Each Employment Agreement provides that the officer will serve in the positions shown on the Summary Compensation Table. Mr. McGrath and Ms. Freilich's agreements provide that the Board shall nominate each of them for re-election to the Board of Directors through the term of their agreements. The initial employment periods of the agreements continue until August 31, 2005. The initial employment period in each agreement will be automatically extended for one-year periods unless either party terminates the agreement on six months' prior notice. Mr. McGrath's agreement may not be automatically extended more than twice. Each Employment Agreement provides for an annual base salary in the following amounts: Mr. McGrath--$1,090,000; Ms. Freilich--$425,000; Mr. Burke--$330,000; and Mr. McMahon--$342,000. The agreements provide that the salaries will be reviewed at least annually by the Executive Personnel and Pension Committees for possible increase. The agreements also provided for restricted stock awards, which are shown in the Summary Compensation Table. Mr. McGrath's agreement also provides for supplemental term life insurance, the premiums for which are included in the Summary Compensation Table.

     The employment periods under the Employment Agreements may also be ended by the Company for "cause," as defined in the agreements, or without cause. Mr. McGrath may end his employment period with or without "good reason" as defined in his agreement. The other officers may end their employment periods without "good reason" or, following a "change in control," with "good reason," as such terms are defined in the agreements. If Mr. McGrath is terminated other than for "cause," death or disability or he resigns for "good reason," or if the other officers are terminated prior to a "change in control" other than for "cause," death or disability, the officer will receive: (i) a lump sum equal to the officer's target award under the Company's Executive Incentive Plan ("EIP"), prorated through the termination date; (ii) a lump sum equal to two times the sum of the officer's annual salary and target award under the EIP; (iii) a lump sum equal to the net present value of two years additional service credit under the Company's pension plans (assuming compensation at the officer's annual salary and target award); (iv) continued participation in the Company's health and life insurance plans for two years following termination, and (v) two years additional service credit toward eligibility for (but not for commencement of) retiree benefits. In addition, stock options will fully vest. In the event such a termination occurs after a "change in control," the "two" becomes a "three" in clauses (ii), (iii), (iv) and (v) above. In addition, the officer would receive a gross-up for excise taxes, if any, due under the Internal Revenue Code on any termination payments. If the Company terminates Mr. McGrath's employment without "cause," or he terminates his employment for "good reason," or he dies or becomes disabled, any unvested restricted stock units become fully vested on termination of employment. If the other officers die or become disabled, or if, following a "change in control," the Company terminates their employment without "cause," or the officer terminates his or her employment for "good reason," any unvested restricted stock units become fully vested on termination of employment.

     The Employment Agreements provide that the officers are prohibited from competing with or recruiting employees from the Company or its subsidiaries or affiliates for two years after termination of employment, other than following a "change in control."

SEVERANCE PLAN

     The Company has a severance plan to provide officers of Consolidated Edison, Inc., and certain officers of its subsidiaries, including the officer listed in the Summary Compensation Table who is not covered by an employment agreement, certain benefits in the event their employment is involuntarily terminated by the Company without "cause," at any time. Enhanced severance benefits (as described below) would be payable if within two years following a "change of control," the officer is involuntarily terminated, other than for "cause," or the officer resigns for "good reason" (all such terms as defined in the plan). For an involuntary termination of employment before a "change of control," benefits under the plan include: (i) a lump sum equal to the officer's target award under the EIP, prorated through the termination date; (ii) a lump sum equal to one times the sum of the officer's annual salary and target award under the EIP; (iii) a lump sum payment equal to the net present value of one additional year's service credit under the Company's pension plans (assuming compensation at the officer's annual salary and target award); (iv) one year's additional service credit toward eligibility for (but not for commencement of) retiree benefits; (v) continued participation for one year in the Company's health and life insurance plans; and (vi) outplacement services for one year. In the event the involuntary termination occurs or the officer resigns for "good reason" after a "change of control," the "one" becomes a "two" in clauses (ii),
(iii), (iv) and (v) above. Payments under the plan are subject to reduction if the reduction would result in greater after-tax proceeds to the officer than if full payments were made and were subject to taxation to the officer as an "excess parachute payment" under Section 4999 of the Internal Revenue Code.

                                 STOCK OPTIONS

     The purpose of the Stock Option Plan, which provides for granting options to purchase shares of the Company's Common Stock, is to promote the interests of the Company and its stockholders by providing long-term incentives to those persons with significant responsibility for the success and growth of the Company and its subsidiaries, by strengthening their ability to attract and retain officers and other employees, and by aligning the interests of such persons with those of the Company's stockholders by facilitating their purchase of an equity interest in the Company. All grants of stock options outstanding under the 1996 Stock Option Plan have a term of 10 years from date of grant and an exercise price equal to 100 percent of fair market value on the date of grant. The stock options are non-transferable and become exercisable three years after the date of grant. In the event of a change in control of the Company, the Executive Personnel and Pension Committee of the Board may provide for appropriate adjustments including (i) rescinding or taking any other action with respect to any option to the extent necessary to permit the Company to engage in a merger, consolidation or business combination intended to be accounted for as a pooling of interests transaction or (ii) accelerating any exercisability or expiration dates, and settlements of options either at the time the option is granted or at a subsequent date.

                    OPTION GRANTS IN LAST FISCAL YEAR (2000)

                                      NUMBER OF     % OF TOTAL
                                        SHARES       OPTIONS
                                      UNDERLYING    GRANTED TO                                 GRANT DATE
                                       OPTIONS      EMPLOYEES     EXERCISE OR    EXPIRATION     PRESENT
NAME                                   GRANTED       IN 2000      BASE PRICE        DATE        VALUE(1)
----                                  ----------    ----------    -----------    ----------    ----------
Eugene R. McGrath...................   150,000         11.1%        $32.50        4/20/10       $663,000
Joan S. Freilich....................    40,000          3.0%        $32.50        4/20/10       $176,800
Charles F. Soutar...................    30,000          2.2%        $32.50        4/20/10       $132,600
John D. McMahon.....................    40,000          3.0%        $32.50        4/20/10       $176,800
Kevin Burke.........................    20,000          1.5%        $32.50        4/20/10       $ 88,400

---------------
(1) The grant date present values were calculated using the Black-Scholes option pricing model applied as of the grant date, April 20, 2000. The values generated by this model depend upon the following assumptions: an option exercise date eight years after the grant date, a constant dividend yield on the underlying stock of 6.60 percent, an assumed annual volatility of the underlying stock of 20.51 percent; and a risk-free rate of return for the option period of 6.25 percent. The market value on the grant date is the closing price of the Common Stock on the day preceding the grant date. No assumptions were made regarding restrictions on vesting or the likelihood of vesting.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (2000)
                  AND FISCAL YEAR-END OPTION VALUES (12/31/00)

                                                  NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                        NUMBER OF                     UNEXERCISED OPTIONS           IN THE MONEY OPTIONS AT
                         SHARES                        AT FISCAL YEAR END              FISCAL YEAR END(1)
                        ACQUIRED       VALUE      ----------------------------    ----------------------------
                       ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                       -----------    --------    -----------    -------------    -----------    -------------
Eugene R. McGrath....       0            0          140,000         370,000       $1,233,750       $900,000
Joan S. Freilich.....       0            0           34,000         110,000       $  296,000       $240,000
Charles F. Soutar....       0            0           34,000          70,000       $  296,000       $180,000
John D. McMahon......       0            0            4,000          62,000       $   35,250       $240,000
Kevin Burke..........       0            0           24,000          56,000       $  204,250       $120,000

---------------
(1) Represents the difference between the market price of the Company's Common Stock and the exercise price of the option at 12/31/00. The amounts may not be realized. Actual values, if any, will be realized at the time of any exercise.

                                 PENSION PLANS

     The following table shows, for the salary levels and years of service indicated, the annual pension benefit payable commencing at age 65 under Con Edison of New York's Retirement Plan for Management Employees (the "Management Plan"), a funded, tax-qualified, defined benefit pension plan, and Con Edison of New York's Supplemental Retirement Income Plan, an unfunded, non-qualified plan (together referred to as the "Plans"), as supplemented in the case of Mr. McGrath by his employment agreement. CEI does not have a separate pension plan.

  FINAL
 AVERAGE
  SALARY                                      YEARS OF SERVICE
 -------    ------------------------------------------------------------------------------------
               15         20          25           30           35           40           45
               --         --          --           --           --           --           --
$50,000.... $ 11,250   $ 15,000   $   19,000   $   24,000   $   25,250   $   26,500   $   27,750
$100,000... $ 23,529   $ 31,372   $   49,715   $   50,058   $   52,558   $   55,058   $   57,558
$200,000... $ 51,279   $ 68,372   $   86,465   $  108,558   $  113,558   $  118,558   $  123,558
$300,000... $ 79,029   $105,372   $  133,215   $  167,058   $  174,558   $  182,058   $  189,558
$400,000... $106,779   $142,372   $  189,965   $  225,558   $  235,558   $  245,558   $  255,558
$500,000... $134,529   $179,372   $  226,715   $  284,058   $  296,558   $  309,058   $  321,558
$600,000... $162,279   $216,372   $  273,465   $  342,558   $  357,558   $  372,558   $  387,558
$700,000... $190,029   $253,372   $  320,215   $  401,058   $  418,558   $  436,058   $  453,558
$800,000... $217,779   $290,372   $  366,965   $  459,558   $  479,558   $  499,558   $  519,558
$900,000... $245,529   $327,372   $  413,715   $  518,058   $  540,558   $  563,058   $  585,558
$1,000,000.. $273,229  $364,372   $  460,465   $  576,558   $  601,558   $  626,558   $  651,558
$1,500,000.. $412,029  $549,372   $  694,215   $  869,058   $  906,558   $  944,058   $  981,558
$2,000,000.. $550,779  $734,372   $  928,333   $1,161,558   $1,211,558   $1,261,558   $1,311,558
$2,500,000.. $689,529  $919,372   $1,161,715   $1,454,058   $1,516,558   $1,579,058   $1,641,558

     The Plans provide pension benefits based on (i) the participant's highest average salary for 60 consecutive months within the 120 consecutive months prior to retirement ("final average salary"), (ii) the portion of final average salary in excess of the Social Security taxable wage base in the year of retirement, and (iii) the participant's length of service. For purposes of the Plans, a participant's salary for a year is deemed to include any award under the Executive Incentive Plan (See "Report on Executive Compensation" above) for that year; provided that the portions of awards that are required to be deferred will not be included in the pension calculation if such portions are forfeited in accordance with the plan. Participants in the Plans whose age and years of service equal 75 are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. Benefits payable to a participant who retires between ages 55 and 59 with less than 30 years of service are subject to a reduction of 1 1/2 percent for each full year of retirement before age 60. Early retirement reduction factors are not applied to pensions of employees electing retirement at age 55 or older with at least 30 years of service. However, benefits payable on the portion of final average salary in excess of the Social Security taxable wage base to a participant who retires before age 65 are subject to IRS reduction factors. The years of service covered by the Plans are for: Mr. McGrath, 38 years; Ms. Freilich, 23 years; Mr. Soutar, 43 years; Mr. McMahon, 24 years and Mr. Burke, 28 years.

Current compensation rates covered by the Plans for Messrs. McGrath, Soutar, McMahon and Burke and Ms. Freilich are approximately equal to the sum of the amounts set forth under the captions "Salary" and "Bonus" in the Summary Compensation Table on page 11. The Plans provide an annual adjustment equal to the lesser of 3% or 3/4 of the annual increase in the Consumer Price Index to offset partially the effects of inflation.

     Mr. McGrath's agreement provides that under certain circumstances, if he elects upon termination of his employment to defer the commencement of his pension as permitted by the Plans, the Company will accrue and later pay with interest the amounts that Mr. McGrath would have been entitled to receive under the Plans during the deferral period, as supplemented by his agreement.

PERFORMANCE GRAPH

     The following performance graph compares the Company's cumulative total stockholder return on its Common Stock for a five year period (December 31, 1995 to December 31, 2000) with the cumulative total return of the Standard & Poor's Electric Utilities Index and the Standard & Poor's 500 Stock Index.

                COMPARISON OF FIVE YEAR TOTAL CUMULATIVE RETURN*

              CEI, S&P ELECTRIC UTILITIES INDEX AND S&P 500 INDEX
                     DECEMBER 31, 1995 TO DECEMBER 31, 2000

                              [PERFORMANCE CHART]

----------------------------------------------------------------------------------------------------------------
                                       1995         1996         1997         1998         1999         2000
----------------------------------------------------------------------------------------------------------------
 Con Edison                           100.0         98.6        148.2        200.1        137.2        163.9
 S&P Electric Utilities               100.0         99.8        126.0        145.6        117.4        180.1
 S&P 500                              100.0        123.0        164.0        210.9        255.2        232.0

* Based on $100 invested at December 31, 1995; reinvestment of all dividends in equivalent shares of stock; and market price changes on all such shares.

CERTAIN INFORMATION AS TO INSURANCE AND INDEMNIFICATION

     No stockholder action is required with respect to the following information which is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York.

     Effective December 2, 2000, the Company purchased insurance providing for reimbursement, with certain exclusions and deductions, to (a) CEI or its subsidiaries for payments they make to indemnify directors, trustees, officers and assistant officers of CEI and its subsidiaries (b) directors, trustees, officers and assistant officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities for which they are not indemnified by CEI or its subsidiaries and (c) CEI and its subsidiaries for any payments they make resulting from a securities claim. The insurers are: A.C.E. Bermuda Ltd., Continental Casualty Company, Federal Insurance Company, Greenwich Insurance Company, Lumbermens Mutual Casualty Company, and Zurich American Insurance Company. The cost of this insurance was $792,500 for a one year term. The Company also purchased from Federal Insurance Company, Royal Insurance Company of America and Zurich American Insurance Company additional insurance coverage, for one year effective January 1, 2001, insuring the directors, trustees, officers and employees of CEI and its subsidiaries and certain other parties against certain liabilities which could arise in connection with the administration of the employee benefit plans of the Company and its subsidiaries. The cost of such coverage was $194,000.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     In order to be included in the proxy statement and form of proxy relating to the Company's 2002 Annual Meeting, stockholder proposals must be received by the Company at its principal offices at 4 Irving Place, New York, New York 10003, Attention: Corporate Secretary, by December 10, 2001.

OTHER MATTERS TO COME BEFORE THE MEETING

     Management intends to bring before the meeting only the election of Directors and Proposal No. 2 above and knows of no matters to come before the meeting other than the matters set forth herein. If other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

     PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR ON THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. YOUR VOTE IS IMPORTANT. Stockholders planning to attend the meeting but choosing not to return the proxy card should send a note requesting an admission ticket in the envelope provided.

                                             By Order of the Board of Directors,

                                                        ARCHIE M. BANKSTON
                                                            Secretary
New York, N.Y.
April 9, 2001

                      APPENDIX A: AUDIT COMMITTEE CHARTER

                                             APPENDIX A: AUDIT COMMITTEE CHARTER

                           CONSOLIDATED EDISON, INC.

                               BOARD OF DIRECTORS

                         CHARTER OF THE AUDIT COMMITTEE

ORGANIZATION AND MEMBERSHIP

     The Committee shall consist of three or more Directors all of whom, in the Board of Directors' judgment, shall be independent in accordance with the rules of the New York Stock Exchange. Each member of the Committee shall, in the Board of Directors' judgment, be financially literate or shall at the time of appointment undertake training for that purpose. At least one member of the Committee shall, in the Board of Directors' judgment, have accounting or financial management expertise.

                                RESPONSIBILITIES

     The responsibilities of the Audit Committee shall be to:

     1. Review with the Company's independent accountants the scope of the annual audit to be performed and results of the annual audit and such other matters pertaining to the annual audit as the Committee may deem appropriate; review with management and the Company's independent accountants the Company's audited annual financial statements and any material changes in accounting principles or practices used in preparing the statements prior to the filing of the annual report on Form 10-K to the Securities and Exchange Commission ("SEC"), the review to include the items required by Statement on Auditing Standards ("SAS") 61 as in effect at the time of the review;

     2. Review, or provide that the Chairman of the Committee review, with the independent accountants the quarterly financial statements of the Company and any material changes in accounting principles or practices used in preparing the statements prior to the filing of a report on Form 10-Q with the SEC, such review to include the items required by SAS 71;

     3. Review, at least annually, the scope of the audit programs and reports of the Company's internal auditors (who may be employees of Consolidated Edison Company of New York, Inc.) to the Committee and actions by management in response to any recommendations contained in the reports and review the qualifications of the internal auditing department;

     4. Review such other reports of the Company's management, its independent accountants, and its internal auditors, as the Committee may deem advisable, with respect to measures taken by the Company to maintain internal controls and accounting practices in compliance with legal requirements and current and new generally accepted accounting principles and auditing standards;

     5. Receive and discuss with the independent accountants the report required by Independence Standards Board Standard No. 1, as in effect at that time; review the non-audit services provided by the independent accountants and consider the possible effect thereof on the accountants' independence; review the fees paid or to be paid to the independent accountants; review such other matters with respect to the qualifications and independence of the independent accountants as the Committee deems advisable; recommend to the Board of Directors the independent accountants to be nominated for approval by the shareholders at the annual meeting, and review and approve any discharge of the independent accountants;

     6. Receive and review from time to time such reports or other materials as the Committee may deem advisable with respect to significant new developments and trends in accounting and auditing policies and procedures and their impact on the Company;

     7. Communicate to the Company's independent accountants and internal auditors that each of them has the right of full access to the Committee and to the Board of Directors, without restriction by management, and has the responsibility for bringing to the attention of the Committee or the Committee's chair in a timely manner any matter necessary or appropriate to the discharge of the Committee's duties and which is not otherwise being brought to the Committee's attention; and, periodically, as the Committee may determine, provide an opportunity for the independent accountants and the Company's internal auditors to confer privately with the Committee without the presence of management.

                     COMMITTEE REPORT AND REVIEW OF CHARTER

     Beginning in 2001, the Committee shall prepare a report each year for inclusion in the Company's annual proxy statement, in accordance with the rules of the SEC. The Committee shall review the Audit Committee's Charter once each year and propose such revisions to the Board of Directors, as it deems necessary. The Charter shall be included as an appendix to the annual proxy statement in 2001 and once every three years thereafter or earlier if the Charter is amended.

PROCEDURAL MATTERS

     The Committee shall determine the time and place of meetings of the Committee. A majority of the members of the Committee but not less than two will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by telephone and may take action by unanimous written consent.

                       APPENDIX B: 2000 FINANCIAL REPORT

SELECTED FINANCIAL DATA

CON EDISON*

Year Ended December 31 (Millions of Dollars)           2000          1999            1998           1997            1996
-------------------------------------------------------------------------------------------------------------------------
Operating revenues                                 $ 9,431.4     $ 7,491.3       $ 7,093.0      $ 7,196.2       $ 7,133.1
Purchased power                                      3,642.9       1,824.0         1,253.8        1,349.6         1,272.9
Fuel                                                   350.8         430.1           579.0          596.8           573.3
Gas purchased for resale                               790.9         485.2           437.3          552.6           590.4
Operating income                                     1,016.1       1,019.8         1,053.3        1,035.3         1,012.5
Net income for common stock                            582.8         700.6           712.7          694.5           688.2
Total assets                                        16,767.2      15,531.5        14,381.4       14,722.5        14,057.2
Long-term debt                                       5,415.4       4,524.6         4,050.1        4,188.9         4,238.6
Preferred stock subject to mandatory redemption         37.1          37.1            37.1           84.6            84.6
Common stockholders' equity                          5,472.4       5,412.0         6,025.6        5,930.1         5,727.6
-------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                           $    2.75     $    3.14       $    3.04      $    2.95       $    2.93
Diluted earnings per share                         $    2.74     $    3.13       $    3.04      $    2.95       $    2.93
Cash dividends per common share                    $    2.18     $    2.14       $    2.12      $    2.10       $    2.08
-------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding (millions)           212.2         223.4           234.3          235.1           235.0
-------------------------------------------------------------------------------------------------------------------------

* Con Edison, which was established as the parent holding company for Con Edison of New York effective January 1, 1998, owns all of Con Edison of New York's outstanding shares of common stock.



CON EDISON OF NEW YORK*

Year Ended December 31 (Millions of Dollars)          2000          1999            1998           1997            1996
-------------------------------------------------------------------------------------------------------------------------
Operating revenues                                 $ 8,000.7     $ 6,956.0       $ 6,998.7      $ 7,196.2       $ 7,133.1
Purchased power                                      2,988.1       1,669.2         1,252.0        1,349.6         1,272.9
Fuel                                                   322.1         430.2           579.0          596.8           573.3
Gas purchased for resale                               490.6         351.8           370.1          552.6           590.4
Operating income                                       952.1       1,001.5         1,067.1        1,035.3         1,012.5
Net income for common stock                            570.1         698.3           728.1          694.5           688.2
Total assets                                        14,547.9      13,682.2        14,172.8       14,722.5        14,057.2
Long-term debt                                       4,915.1       4,243.1         4,050.1        4,188.9         4,238.6
Preferred stock subject to mandatory redemption         37.1          37.1            37.1           84.6            84.6
Common stockholders' equity                          4,479.6       4,393.8         5,842.7        5,930.1         5,727.6
-------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                   *             *               *      $    2.95       $    2.93
Diluted earnings per share                                 *             *               *      $    2.95       $    2.93
Cash dividends per common share                            *             *               *      $    2.10       $    2.08
-------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding (millions)               *             *               *          235.1           235.0
-------------------------------------------------------------------------------------------------------------------------

* Con Edison, which was established as the parent holding company for Con Edison of New York effective January 1, 1998, owns all of Con Edison of New York's outstanding shares of common stock.

Market Price Range in Consolidated Reporting System and Dividends Paid on Common Stock


                              2000                                    1999
-----------------------------------------------------------------------------------------
                                        Dividends                               Dividends
                    High      Low            Paid           High      Low            Paid
-----------------------------------------------------------------------------------------
1st Quarter        $36.19    $26.19     $   0.545          $53.44     $45.13    $   0.535
2nd Quarter         36.81     28.88         0.545           49.88      43.88        0.535
3rd Quarter         35.56     29.81         0.545           46.63      40.00        0.535
4th Quarter         39.50     32.06         0.545           43.06      33.56        0.535
-----------------------------------------------------------------------------------------

As of January 31, 2001 there were 108,999 holders of record of common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis relates to the accompanying consolidated financial statements of Consolidated Edison, Inc. (Con Edison) and should be read in conjunction with the consolidated financial statements and the notes thereto.

CON EDISON'S BUSINESS

Con Edison is a holding company that provides a wide range of energy-related services to its customers through its regulated and unregulated subsidiaries. Con Edison's core business is energy distribution and it is also pursuing related growth opportunities in competitive businesses.

Con Edison's principal subsidiary is Consolidated Edison Company of New York, Inc. (Con Edison of New York), a regulated utility that provides electric service to over three million customers and gas service to over one million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

Orange and Rockland Utilities, Inc. (O&R) is also a regulated utility subsidiary of Con Edison. O&R, along with its regulated utility subsidiaries, provides electric service to over 278,000 customers and gas service to over 118,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.

SIGNIFICANT DEVELOPMENTS

Con Edison's results of operations for 2000 were materially affected by electric rate reductions of (on an annual basis) $103 million, effective April 2000, and $170 million, effective October 2000, (see "State Regulatory Matters -- Electric," below) and a $130 million charge relating to the Indian Point 2 nuclear plant (see Note G to the financial statements). Indian Point 2 returned to service in January 2001 following installation of new steam generators.

Other significant developments in 2000 included agreements to sell, subject to approval of the New York State Public Service Commission (PSC) and other conditions, Indian Point 2 and related assets (including fuel) for approximately $602 million, subject to certain adjustments, and a nine-acre development site in midtown Manhattan along the East River (the First Avenue Properties) for an expected price of $576 million to $680 million, depending on zoning and other adjustments.

Results of operations for 2000 reflect for the entire year Con Edison's ownership of O&R (which it acquired in July 1999) and Con Edison of New York's sales (in June and August 1999) of most of its electric generating capacity. See Notes I and K to the financial statements.

In March 2001 Con Edison and Northeast Utilities commenced litigation relating to their October 1999 merger agreement. See Note P to the financial statements.

LIQUIDITY AND CAPITAL RESOURCES

CASH AND SHORT-TERM BORROWING

Cash and temporary cash investments decreased $390.2 million at December 31, 2000 compared to December 31,1999, reflecting repayment of notes payable (primarily commercial paper), including short-term borrowing done in December 1999 in anticipation of January 2000 cash requirements, and the changes in cash flows from operating, investing and financing activities discussed below.

Con Edison's average daily commercial paper outstanding in 2000 was $319 million compared to $125 million in 1999. The weighted average interest rate was approximately 6.4 percent in 2000 compared to approximately 5.0 percent in 1999. For additional information about Con Edison's commercial paper programs, see Note C to the financial statements.

CASH FLOWS FROM OPERATING ACTIVITIES

Net cash flows from operating activities in 2000 decreased $245.1 million compared to 1999, due principally to lower net income (which included increased pension credits) and increased purchased power and gas costs. Net cash flows from operating activities in 1999 decreased $184.5 million compared to 1998, due principally to higher charges for purchased electric generating capacity and other cash flow effects of generation divestiture.

Cumulative credits to pension expense for Con Edison of New York amounted to $366.7 million at December 31, 2000, compared with $116.0 million at December 31,1999. Pension credits, which result from favorable performance by the company's pension plans in past years, increase net income but do not provide cash for the company's operations. See Note D to the financial statements.

Con Edison's accounts receivable - customer, less allowance for uncollectible accounts increased $262.8 million at December 31, 2000 compared with year-end 1999, due primarily to increased customer billings by Con Edison's utility subsidiaries, reflecting higher purchased power and gas costs. Con Edison of New York's equivalent number of days of revenue outstanding (ENDRO) of customer accounts receivable was 29.7 days at December 31, 2000, compared with 28.8 days at December 31,1999. For O&R, the ENDRO was 35.4 days at December 31, 2000 and
36.5 days at December 31,1999.

Recoverable energy costs increased $245.3 million at December 31, 2000 compared with year-end 1999, reflecting increased purchased power and gas costs, offset in part by the ongoing recovery of previously deferred amounts. See "Recoverable Energy Costs" in Note A to the financial statements.

Deferred charges for divestiture -- capacity replacement reconciliation increased $49.5 million at December 31, 2000 compared with year-end 1999, reflecting incremental electric capacity costs under contracts with the buyers of the generating assets sold by Con Edison of New York. See Note I to the financial statements.

Deferred environmental remediation costs increased $35.7 million at December 31, 2000 compared with year-end 1999, reflecting site investigation and remediation costs for Con Edison's utility subsidiaries deferred under current rate agreements. See Note F to the financial statements.

Unfunded other post-employment benefit (OPEB) obligations (shown as pension and benefits reserve on the balance sheet) were $181.3 million at December 31, 2000, compared to $143.8 million at December 31,1999. Con Edison of New York's policy is to fund its OPEB costs to the extent deductible under current tax limitations. O&R's policy is to fund its OPEB costs to the extent of its rate recovery. The reserve also includes a minimum liability for Con Edison of New York's and O&R's supplemental executive retirement programs. A portion of this minimum liability has been included in other comprehensive income. See Note E to the financial statements.

The accumulated provision for injuries and damages was $160.7 million at December 31, 2000, compared to $119.0 million at December 31,1999. The increase resulted primarily from increased workers' compensation claims relating to alleged asbestos exposure.

Accounts payable increased $404.4 million at December 31, 2000 compared with year-end 1999, due primarily to the higher costs of electric power and gas purchases.

Accrued taxes increased $46.0 million at December 31, 2000 compared to year-end 1999, due principally to timing differences.

The New York State tax laws applicable to utility companies were changed, effective January 1, 2000. Certain revenue-based taxes were repealed or reduced and replaced by a net income-based tax. In addition, a compensating use tax was imposed on gas and electricity purchased outside New York State for use within the state. In December 2000 the PSC issued its requirements relating to the tax law changes. The amounts applicable to the provisions of the previous tax laws will continue to be collected through base rates and tariff surcharges, until the PSC directs otherwise, with the differences between those collections and the tax expense under the new law to be deferred, pending future disposition by the PSC. At December 31, 2000 Con Edison's utility subsidiaries had accrued a liability of $59.5 million reflecting these differences.

Under Con Edison's 1997 Restructuring Agreement (see "State Regulatory Matters-- Electric," below), $50 million of the net after-tax gain on divestiture of most of Con Edison of New York's electric generating assets has been retained for shareholders (and is to be recognized in income during the 12 months ending March 2002), and the remaining net gain was deferred for future customer benefit. Under the electric agreement approved by the PSC in November 2000 (see "State Regulatory Matters--Electric," below), $188.2 million was credited against electric distribution plant balances, $107.3 million was used to offset a like amount of existing regulatory assets (including deferred power contract termination costs) and $12 million has been set aside as a partial funding source for low-income customer programs.

Other regulatory liabilities increased $48.0 million at December 31, 2000 compared with year-end 1999, reflecting primarily the deferral under Con Edison of New York's current gas rate agreement of $12.1 million of earnings above a 13 percent threshold that are to be shared with customers (see "State Regulatory Matters--Gas," below) and deferral of a portion of the divestiture gain to partially fund retail access incentives and a low income program of $19.8 million and $12.0 million, respectively (see Note I to the financial statements), offset by the recognition of $22.3 million of previously deferred revenues relating to Indian Point refueling and maintenance work. See Note G to the financial statements.

CASH FLOWS USED IN INVESTING ACTIVITIES

Cash flows used in investing activities, including construction, in 2000 increased $991.1 million compared to 1999, primarily because 1999 cash flows included proceeds from generation divestiture. In addition, in 2000 there were higher utility construction expenditures and greater investments by unregulated subsidiaries than in 1999.

Utility construction expenditures during 2000 increased $280.8 million compared to 1999, principally as a result of expenditures related to meeting load growth on Con Edison of New York's electric distribution system and replacement of the steam generators at its nuclear generating unit.

In June 2000 Con Edison Development purchased an 80 percent interest in a partnership that owns a 236-MW electric generating unit in Lakewood, New Jersey (the Lakewood Project) for $98.1 million.

Deferred real estate sale costs were $103 million at year-end 2000, reflecting costs related to the demolition and remediation of the First Avenue Properties, which the company has agreed to sell, subject to PSC approval and other conditions, for an expected price of $576 million to $680 million, depending on zoning and other adjustments. See "Capital Requirements," below. The buyer paid Con Edison of New York $50 million as a down payment, which the company used to fund a portion of the demolition and remediation expenses. The down payment has been recorded as a regulatory liability.

CASH FLOWS USED IN FINANCING ACTIVITIES

Cash flows used in financing activities in 2000 decreased $463.3 million compared to 1999, because of increased debt issuances and decreased repurchases of common stock.

During 2000, Con Edison of New York repaid at maturity $275 million of debentures, with a weighted average annual interest rate of approximately 7.48 percent, and issued $975 million of 5-year and 10-year debentures, with a weighted average annual interest rate of approximately 7.39 percent. During this period O&R repaid at maturity $120 million of debentures, with a weighted average annual interest rate of 8.27 percent, and issued $55 million of 10-year
7.5 percent debentures. Also during 2000 the Lakewood Project retired $8.3 million of debt. In addition, the Lakewood Project had $174.2 million of long-term debt outstanding at December 31, 2000, which has been included in Con Edison's consolidated financial statements.

During 1999, Con Edison of New York repaid at maturity $150 million of floating rate taxable debentures and $75 million of 6.5 percent debentures, and issued $475 million of 40-year and 10-year debentures, with a weighted average annual interest rate of approximately 7.27 percent. In addition, it issued $292.7 million of 35-year adjustable rate tax-exempt debt in July 1999, the proceeds of which, along with other funds, were used in August 1999 to redeem $150 million of 7 1/4 percent Series 1989 C tax-exempt debt and $150 million of 7 1/2 percent Series 1990 A tax-exempt debt.

Con Edison purchased approximately 1.9 million shares of its common stock, at an aggregate cost of $60.7 million in 2000. Through December 31, 2000, a total of
23.2 million shares was purchased under a stock repurchase program begun in 1998, at an average price of $43.13 per share, and a total cost of $1.0 billion.

In addition, Con Edison purchased 432,400 shares of its common stock (at an aggregate cost of approximately $19.8 million) in April and May 1999 to be used for exercise of options under its 1996 Stock Option Plan. At December 31, 2000, 250,263 of these shares remained available for future option exercises. Shares of Con Edison common stock to be issued upon the exercise of options may be either purchased in the market or newly issued shares. See Note M to the financial statements.

CAPITAL RESOURCES

Con Edison expects to finance its operations, capital requirements and the payment of dividends to its shareholders primarily from dividends and other distributions it receives from its subsidiaries and through external borrowings, including commercial paper. For information about restrictions on the payment of dividends by Con Edison of New York, see Note B to the financial statements.

Con Edison's ratio of earnings to fixed charges for 2000, 1999 and 1998 and common equity ratio at December 31, 2000, 1999 and 1998 were:

                                                      2000    1999     1998
                                                      ----    ----     ----
Earnings to fixed
  charges (SEC basis)                                  3.10    4.04     4.29

Common equity                                         49.1    53.1     58.4

The changes in interest coverage in these years reflect changes in pre-tax income and changes in interest charges due to debt issuances and refundings. Excluding the $130 million charge for replacement power costs incurred in connection with an outage at the Indian Point nuclear plant (see Note G to the financial statements) and the charge for merger-related expenses (see Note P to the financial statements), Con Edison's ratio of earnings to fixed charges for 2000 would have been 3.47. The changes in the equity ratio reflect the issuance of debt and the repurchase of approximately $1.0 billion of common stock.

The commercial paper of Con Edison and its utility subsidiaries is rated P-l and A-1, respectively, by Moody's Investors Service, Inc. (Moody's) and Standard & Poor's Rating Services (S&P). S&P has assigned an issuer rating of A to Con Edison, which has not yet issued any long-term debt. The senior unsecured debt of Con Edison's utility subsidiaries is rated A1 and A+, respectively, by Moody's and S&P.

CAPITAL REQUIREMENTS

The following table compares Con Edison's capital requirements relating to its regulated and unregulated subsidiaries for the years 1998 through 2000 and estimated amounts for 2001 and 2002:

(Millions of Dollars)         1998      1999        2000         2001*       2002*
-------------------------------------------------------------------------------------
 Utility construction
  expenditures                $619      $  678       $  959       $  993     $  943
 Investment in
  unregulated subsidiaries      56         165          121          400        335
-------------------------------------------------------------------------------------
           Sub-total           675         843        1,080        1,393      1,278

 Nuclear
  decommissioning trust         21          21           21           21         21
 Nuclear fuel                    7          17           27            3         47
-------------------------------------------------------------------------------------
           Sub-total            28          38           48           24         68
 Retirement of long-term
  securities at maturity       200         225          395          300        337
-------------------------------------------------------------------------------------
           Total              $903      $1,106       $1,523       $1,717     $1,683

*Does not reflect the pending sale of Indian Point 2, which is expected to be completed in 2001.

The increased utility construction expenditures in 2001 and 2002 reflect expenditures to repower Con Edison of New York's East River steam-electric generating plant and expenditures related to meeting load growth on its electric distribution system, as well as the construction programs of O&R. The repowering will provide additional, cost efficient steam generating capacity and approximately 360 MW of electric capacity. The increased generating capacity will more than offset the 160 MW of electric capacity that will be lost upon the closing of the company's Waterside generating station, which is located on the First Avenue Properties.

UNREGULATED SUBSIDIARIES

Con Edison's unregulated subsidiaries provide competitive gas and electric supply and energy-related products and services (Con Edison Solutions); invest in and manage energy infrastructure projects (Con Edison Development); market specialized energy supply services to wholesale customers (Con Edison Energy); and invest in telecommunications infrastructure (Con Edison Communications). These subsidiaries operate primarily in the New England and Mid-Atlantic states.

Con Edison's investment in these subsidiaries was $405.6 million at December 31, 2000. See "Capital Requirements," above.

The unregulated subsidiaries participate in competitive energy supply and services businesses that are subject to different investment risks than those found in the businesses of the regulated utility subsidiaries.

ELECTRIC POWER PURCHASES

In December 1999, following approval by the Federal Energy Regulatory Commission, the New York State Independent System Operator (ISO) commenced operations. The ISO controls and operates most electric transmission facilities in New York State as an integrated system and administers a wholesale electricity market in the state. Con Edison's utility subsidiaries continue to own and maintain, but not operate, their transmission facilities and receive fees for use of the facilities by other parties.

In 2000 Con Edison's utility subsidiaries purchased substantially all of the energy they sold to customers pursuant to firm contracts with non-utility generators and others or through the ISO's wholesale electricity market.

Electric energy prices during summer 2000 increased significantly compared with summer 1999. The higher energy prices increased the working capital requirements of Con Edison's utility subsidiaries. Accounts receivable (and uncollectible bills) and recoverable energy costs increased in 2000 compared to 1999. See "Cash Flows From Operating Activities," above.

In general, Con Edison's utility subsidiaries recover prudently incurred purchased power costs pursuant to rate provisions approved by the relevant state public utility commission. See "Financial Market Risks," below and "Recoverable Energy Costs" in Note A to the financial statements. From time to time certain parties have petitioned the PSC to review these provisions. Con Edison believes that the petitions are without merit, but is unable to predict whether or not any related proceedings or other actions will have a material adverse effect on its financial position, results of operations or liquidity.

The PSC has established a proceeding to consider rate measures that could reduce the volatility of electric energy costs experienced during the months of peak usage. The Agreement (see "State Regulatory Matters--Electric," below) provides that such measures may neither be materially inconsistent with the Agreement nor adversely impact Con Edison of New York's financial integrity.

To reduce the volatility of electric energy costs, Con Edison's utility subsidiaries have firm contracts to purchase electric energy and have entered into derivative transactions to hedge expected purchases for a substantial portion of the electric energy expected to be sold to their customers in summer 2001 (see Note 0 to the financial statements). In addition, Con Edison of New York's Indian Point generating plant, which was out of service during summer 2000, is in service and expected to be available in summer 2001. Following completion of Indian Point's pending sale, Con Edison of New York, pursuant to a power purchase agreement with the buyer, will be allowed to purchase its output at an annual average price of 3.9 cents per kilowatt hour, through the end of 2004.

To further mitigate price volatility, the company is seeking changes in the way the ISO administers its wholesale energy market. Those changes include a new "circuit breaker" mechanism to prevent unreasonable price volatility when the wholesale electric market is not competitive, which could occur when usage is high and power supplies are extremely tight, and making customers eligible for retroactive refunds if a power generator abuses the system and charges more than a competitive price.

Con Edison's utility subsidiaries do not expect to add long-term electric generation resources other than in connection with the repowering of Con Edison of New York's East River generating plant, which will add incremental electric capacity of approximately 200 MW. In a July 1998 order, the PSC indicated that it "agree(s) generally that Con Edison of New York need not plan on constructing new generation as the competitive market develops," but considers "overly broad" and did not adopt its request for a declaration that, solely with respect to providing generating capacity, it will no longer be required to engage in long-range planning to meet potential demand and, in particular, that it will no longer have the obligation to construct new generating facilities, regardless of the market price of capacity.

STATE REGULATORY MATTERS

ELECTRIC

In 1996 the PSC, in its Competitive Opportunities proceeding, endorsed a fundamental restructuring of the electric utility industry in New York State, based on competition in the generation and energy services sectors of the industry.

In September 1997 the PSC approved a restructuring agreement among Con Edison of New York, the PSC staff and certain other parties (the 1997 Restructuring Agreement). Pursuant to the 1997 Restructuring Agreement, Con Edison of New York reduced electric rates by approximately $129 million in 1998, $80 million in 1999 and $103 million in 2000, made available "retail choice" to all of its electric customers and divested most of its electric generation capacity. For additional information about the 1997 Restructuring Agreement, see Note A to the financial statements.

In November 2000 the PSC approved an October 2000 agreement (the Agreement) that, among other things, revises and extends the electric rate plan provisions of the 1997 Restructuring Agreement and addresses certain generation divestiture-related issues.

The electric rate plan provisions of the Agreement cover the five-year period ending March 2005. Pursuant to the Agreement Con Edison of New York reduced the distribution component of its electric rates by $170 million on an annual basis, effective October 2000, and, in accordance with the 1997 Restructuring Agreement, will reduce the generation-related component of its electric rates by $208.7 million on an annual basis, effective April 2001.

The Agreement continues the rate provisions pursuant to which Con Edison of New York recovers prudently incurred purchased power and fuel costs from customers. See "Recoverable Energy Costs" in Note A to the financial statements.

For additional information about the Agreement, see Note A to the financial statements.

O&R has entered into settlement agreements or similar arrangements with the PSC and the New Jersey and Pennsylvania public utility commissions, which provide for a transition to a competitive electric market, and address customer/shareholder sharing of net synergy savings from Con Edison's July 1999 acquisition of O&R. See "Restructuring Agreements" in Note A to the financial statements.

GAS

In November 2000 the PSC approved an agreement among Con Edison of New York, the PSC staff and certain other parties that extended the 1996 gas rate settlement agreement through September 2001. The 1996 agreement, with limited exceptions, continued base rates at September 1996 levels through September 2000.

In November 2000 the PSC also approved a gas rate settlement agreement among O&R, the PSC Staff, and certain other parties covering the three-year period November 2000 through October 2003.

For additional information about the new gas rate agreements, see Note A to the financial statements.

STEAM

In November 2000 the PSC approved an agreement between Con Edison of New York, the PSC staff and certain other parties with respect to the steam rate plan filed by the company in November 1999. The agreement provides for a $16.6 million steam rate increase, which took effect October 2000 and, with limited exceptions, no further changes in steam rates prior to October 2004.

For additional information about the agreement, see Note A to the financial statements.

NUCLEAR GENERATION

In January 2001 Con Edison of New York's Indian Point 2 nuclear generating station returned to service following an outage that commenced in February 2000. During the outage Indian Point's four steam generators were replaced and refueling and maintenance work was performed. For information about the recovery of replacement power costs incurred during the outage, the pending sale of Indian Point 2 and additional information about nuclear generation, see Note G to the financial statements.

FINANCIAL MARKET RISKS

Con Edison's primary market risks associated with activities in derivative financial instruments, other financial instruments and derivative commodity instruments, are interest rate risk and commodity price risk.

The interest rate risk relates primarily to new debt financing needed to fund capital requirements, including utility construction expenditures and maturing debt securities, and to variable rate debt. See "Capital Requirements," above.

In general, the rates Con Edison's utility subsidiaries charge customers for electric, gas and steam service are not subject to change for fluctuations in the cost of capital during the respective terms of the current rate agreements. The utility subsidiaries manage interest rate risk through the issuance of mostly fixed-rate debt with varying maturities and through opportunistic refundings of debt through optional redemptions and tender offers. In addition, Con Edison and its subsidiaries, from time to time, have entered into derivative financial instruments to hedge interest rate risk.

In general, the rates Con Edison's utility subsidiaries charge customers for electric, gas and steam service are subject to change for fluctuations in the cost of purchased power or gas during the respective terms of the current rate agreements. See "Electric Power Purchases," above and "Recoverable Energy Costs" in Note A to the financial statements. Con Edison's subsidiaries have, from time to time, used derivative instruments to hedge purchases of electricity and gas and gas in storage.

At December 31, 2000 neither the fair value of the hedged positions outstanding nor potential, near-term derivative losses from reasonably possible near-term changes in market prices were material to the financial position, results of operations or liquidity of Con Edison. See Note O to the financial statements.

ENVIRONMENTAL MATTERS

For information concerning potential liabilities arising from laws and regulations protecting the environment, including the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund), and from claims relating to alleged exposure to asbestos, see Note F to the financial statements.

IMPACT OF INFLATION

Con Edison is affected by the decline in the purchasing power of the dollar caused by inflation. Regulation permits Con Edison's utility subsidiaries to recover through depreciation only the historical cost of their plant assets even though in an inflationary economy the cost to replace the assets upon their retirement will substantially exceed historical costs. The impact is, however, partially offset by the repayment of the utility subsidiaries' long-term debt in dollars of lesser value than the dollars originally borrowed.

FORWARD-LOOKING STATEMENTS

This discussion and analysis includes forward-looking statements, which are statements of future expectation and not facts. Words such as "estimates," "expects," "anticipates," "intends," "plans" and similar expressions identify forward-looking statements. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, developments relating to Indian Point 2 (see Note G to the financial statements), developments relating to Northeast Utilities (see Note P to the financial statements), developments in wholesale energy markets, technological developments, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, and other presently unknown or unforeseen factors.

RESULTS OF OPERATIONS

Con Edison's earnings per share in 2000 were $2.75 ($2.74 on a diluted basis). Earnings per share in 1999 and 1998 were $3.14 ($3.13 on a diluted basis) and $3.04, respectively. Excluding a $130 million charge relating to the Indian Point nuclear plant (see Note G to the financial statements) and a $32.1 million charge for merger-related expenses (see Note P to the financial statements), earnings per share in 2000 would have been $3.24 ($3.23 on a diluted basis).

Earnings for the years ended December 31, 2000, 1999 and 1998 were as follows:

(Millions of Dollars)            2000         1999         1998
________________________________________________________________________________
Con Edison of New York          $570.1       $698.3       $728.1
O&R                               39.1         22.2*          --
Unregulated subsidiaries           7.7        (10.9)       (18.4)
Other**                          (34.1)        (9.0)         3.0
________________________________________________________________________________
     Con Edison                 $582.8       $700.6       $712.7
________________________________________________________________________________

* O&R earnings are for the period subsequent to its acquisition in July 1999. ** Includes parent company expenses, goodwill amortization and inter-company eliminations.

Con Edison's earnings for 2000 decreased $117.8 million compared to 1999, reflecting the effects of cooler than normal summer weather in 2000 as compared with warmer than normal summer weather in 1999, electric rate reductions of $139.3 million, a $130 million charge relating to the Indian Point nuclear plant (see Note G to the financial statements), $41.3 million of higher transmission and distribution expenses, $48.3 million of increased interest charges and $32.1 million of merger-related expenses (see Note P to the financial statements), offset in part by increased revenues resulting from the favorable economy,

$157.1 million of increased pension credits, $12.3 million of net increased unregulated earnings and parent company expenses (other than merger-related expenses), and $16.9 million of increased O&R earnings.

Con Edison's earnings for 1999, compared to 1998, decreased $12.1 million. The principal components of the decrease (net of tax) were: $42.3 million of electric rate reductions; $41.9 million of lost equity return on generating assets that were divested; and $8.5 million of higher distribution expenses relating to Hurricane Floyd and a July 1999 heat wave, offset by $22.2 million of O&R earnings reflecting the acquisition of O&R in July 1999 and approximately $65.7 million of lower nuclear and pension expenses.

Earnings also reflect the levels of electric, gas and steam sales discussed below.

Con Edison estimates that the earnings per share impact in the 2000 period of the June and August 1999 divestiture of most of Con Edison of New York's electric generating capacity was substantially offset by reductions in property taxes, depreciation and other operating and maintenance costs, its July 1999 acquisition of O&R and its repurchase of approximately $1 billion of common stock.

Con Edison's operating revenues in 2000, compared to 1999, increased by $1.9 billion, and its operating income decreased by $3.7 million. Operating revenues in 1999, compared to 1998, increased by $398.3 million, and operating income increased by $33.5 million.

A discussion of Con Edison's operating revenues and operating income by business segment follows. Con Edison's principal business segments are its electric, gas and steam utility businesses. For additional information about Con Edison's business segments, see Note N to the financial statements.

ELECTRIC

Con Edison's electric operating revenues in 2000 increased $1.1 billion from 1999 and in 1999 increased $118.2 million from 1998. The increases reflect increased purchased power costs (see "Recoverable Energy Costs" in Note A to the financial statements) and sales volumes, offset by electric rate reductions of approximately $139.3 million in 2000 and $65 million in 1999. The 2000 increase also reflects $513.0 million of O&R's electric operating revenues for the 12 months ended December 31, 2000, compared to $235.5 million of O&R's electric operating revenues recognized in the 1999 period following Con Edison's July 1999 acquisition of O&R.

Electricity sales volume in Con Edison of New York's service territory increased
1.7 percent in 2000 and 3.9 percent in 1999.

The increase in sales volume in 2000 reflects the continued strength of the New York City economy, offset in part by the cooler than normal summer weather. Con Edison's electric sales vary seasonally in response to weather, and peak in the summer.

After adjusting for variations, principally weather and billing days, in each period, electricity sales volume in Con Edison of New York's service territory increased 3.6 percent in 2000 AND 2.7 percent in 1999. Weather-adjusted sales represent an estimate of the sales that would have been made if historical average weather conditions had prevailed.

Con Edison's electric operating income decreased $57.6 million in 2000 compared to 1999, reflecting a decrease in Con Edison of New York's electric operating income of $76.7 million. The decrease in Con Edison of New York's electric operating income was comprised of a reduction in net revenues (operating revenues less fuel and purchased power) of $325.3 million (reflecting cooler than normal summer weather, $139.3 million of electric rate reductions and a $130 million charge relating to Indian Point), offset by increased pension credits ($124.5 million) and decreased property taxes ($18.1 million), dividend and subsidiary capital taxes ($13.8 million) and income tax ($100.6 million). Electric operating income also reflects an increase in O&R's electric operating income of $19.2 million. O&R's electric operating income in 2000 was $47.5 million compared to $28.4 million recognized in the 1999 period following Con Edison's July 1999 acquisition of O&R.

Con Edison's electric operating income decreased $47.3 million in 1999 compared to 1998. The principal components of the decrease (net of tax) were: $41.9 million of lost equity return on generating assets that were divested, approximately $8.5 million of increased distribution expenses relating to Hurricane Floyd and a July 1999 heat wave, and $42.3 million of electric rate reductions; offset, in part, by approximately $65.3 million of reduced expenses at Indian Point 2 (which had an extended maintenance outage in 1998) and decreased pension costs, and $28.4 million of electric operating income attributable to O&R.

GAS

Con Edison's gas operating revenues and gas operating income increased $261.9 million and $32.3 million, respectively, in 2000 and increased $40.5 million and $10.5 million, respectively, in 1999. These changes reflect changes in gas sales and transportation volumes. The changes in gas operating revenues also reflect increases in the cost of gas (see "Recoverable Energy Costs" in Note A to the financial statements). In addition, the changes reflect O&R's gas operating revenues of approximately $183.4 million and O&R's gas operating income of approximately $11.1 million for 2000, compared to gas operating revenues of $56.4 million and $0.5 million of gas operating income recognized in the 1999 period following Con Edison's July 1999 acquisition of O&R.

Gas sales and transportation volume to firm customers of Con Edison of New York increased 7.8 percent in 2000 compared to 1999 and increased 5.8 percent in 1999 compared to 1998.

Con Edison's gas sales and transportation vary seasonally in response to weather, and peak in the winter. The increase in volumes from 1999 reflects the colder 2000 winter compared to 1999. The increase in 1999 compared to 1998 reflects the colder 1999 winter compared to 1998.

After adjusting for variations, principally weather and billing days, in each period, gas sales and transportation volume to firm customers increased 2.0 percent in 2000 and 1.3 percent in 1999.

A weather-normalization provision that applies to the gas businesses of Con Edison's utility subsidiaries operating in New York moderates, but does not eliminate, the effect of weather-related changes on gas operating income.

STEAM

Con Edison's steam operating revenues increased $112.1 million in 2000 compared to 1999, reflecting primarily increased purchased steam and fuel costs (see "Recoverable Energy Costs" in Note A to the financial statements). Steam operating income increased $5.6 million in 2000 compared to 1999, reflecting an October 2000 rate increase. Steam operating revenues and operating income increased $18.1 million and $0.1 million, respectively, in 1999 compared to 1998, primarily because of changes in steam sales volume.

Steam sales volume increased 0.8 percent in 2000 and increased 6.1 percent in 1999. The increase in 1999 reflects the colder winter compared to 1998.

After adjusting for variations, principally weather and billing days, in each period, steam sales volume decreased 0.7 percent in 2000 and decreased 1.4 percent in 1999.

TAXES, OTHER THAN INCOME TAX

At $1.1 billion, taxes other than income tax remain one of Con Edison's utility subsidiaries' largest operating expenses.

The principal components of and variations in operating taxes were:

                                                  Increase/ (Decrease)
                                                  --------------------
                                                            2000          1999
(Millions of                                  2000          over          over
Dollars)                                     Amount         1999          1998
                                             ------         ----          ----
Property taxes                              $616.2          $10.1        $(12.2)
State and local
  taxes on
  revenues                                   421.6          (72.2)          4.9

Payroll taxes                                 60.8            1.1           2.9

Other taxes                                   23.2            3.0         (23.9)
                                          --------         ------        ------
Total                                     $1,121.8*        $(58.0)       $(28.3)
                                          ========         ======        ======

*Including sales taxes on customers' bills, total taxes, other than income taxes, billed to customers in 2000 were $1,480.1 million.

OTHER INCOME

Other income decreased $44.2 million in 2000 compared with 1999, due principally to the recognition in 2000 of $32.1 million of merger-related expenses (see Note P to the financial statements) and the recognition in 1999 of $29 million of deferred federal income tax credits relating to generation divestiture (see Note I to the financial statements). Other income increased $29.7 million in 1999 compared with 1998, due principally to the recognition in 1999 of the deferred federal income tax credits.

NET INTEREST CHARGES

Net interest charges increased $69.9 million in 2000 compared to 1999, reflecting increased interest expense for Con Edison of New York related to short-term borrowings ($11.3 million) and long-term borrowings ($26.2 million), and $10.6 million of interest accrued on the gain on generation divestiture prior to its disposition in 2000 pursuant to the Agreement. The increase also reflects $9.6 million of interest expense related to long-term borrowing for the Lakewood Project (which was purchased in June 2000 by an unregulated subsidiary of Con Edison). The increase also reflects $25.4 million of O&R's interest expense for 2000 compared to $15.4 million of O&R's interest recognized in the 1999 period following Con Edison's July 1999 acquisition of O&R.

Net interest charges increased $11.7 million in 1999 compared to 1998, reflecting the addition of O&R's debt expense and increased interest on short-term borrowing, offset in part by refunding of long-term debt and favorable tax audit adjustments.

INCOME TAX

Federal income tax decreased $89.3 million in 2000 and decreased $32.6 million in 1999, reflecting the changes each year in income before tax, deductions related to removal costs and tax credits. State income tax for 2000 was $23.6 million. In 2000 certain New York State revenue-based taxes applicable to utilities were replaced by a net income-based tax. See Notes A and L to the financial statements.

[PRICEWATERHOUSECOOPERS LETTERHEAD]


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Consolidated Edison, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of retained earnings, of comprehensive income, of capitalization and of cash flows present fairly, in all material respects, the financial position of Consolidated Edison, Inc. and its subsidiaries (the "Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles genarally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

New York, NY
February 15, 2001, except for Note P, as to which the date is March 19, 2001

Consolidated Balance Sheet Consolidated Edison, Inc.

ASSETS

AT DECEMBER 31 (THOUSANDS OF DOLLARS)                                                         2000                 1999
--------------------------------------------------------------------------------------------------------------------------
UTILITY PLANT, AT ORIGINAL COST (NOTE A)
Electric                                                                                  $11,808,102          $11,323,826
Gas                                                                                         2,300,055            2,197,735
Steam                                                                                         740,189              722,265
General                                                                                     1,388,602            1,328,544
Unregulated generating assets                                                                 279,060               48,583
--------------------------------------------------------------------------------------------------------------------------
Total                                                                                      16,516,008           15,620,953
Less: Accumulated depreciation                                                              5,234,701            4,733,613
--------------------------------------------------------------------------------------------------------------------------
Net                                                                                        11,281,307           10,887,340
Construction work in progress                                                                 504,471              381,804
Nuclear fuel assemblies and components, less accumulated amortization                         107,641               84,701
--------------------------------------------------------------------------------------------------------------------------
NET UTILITY PLANT                                                                          11,893,419           11,353,845
--------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
Cash and temporary cash investments (Note A)                                                   94,828              485,050
Accounts receivable - customer, less allowance for uncollectible accounts of
   $33,714 and $34,821 in 2000 and 1999, respectively                                         910,344              647,545
Other receivables                                                                             168,415               98,454
Fuel, at average cost                                                                          29,148               24,271
Gas in storage, at average cost                                                                82,419               55,387
Materials and supplies, at average cost                                                       131,362              142,905
Prepayments                                                                                   524,377              197,671
Other current assets                                                                           75,094               61,395
--------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                        2,015,987            1,712,678
--------------------------------------------------------------------------------------------------------------------------
INVESTMENTS
Nuclear decommissioning trust funds                                                           328,969              305,717
Other                                                                                         238,871              182,201
--------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS (NOTE A)                                                                    567,840              487,918
--------------------------------------------------------------------------------------------------------------------------
DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS
    GOODWILL                                                                                  488,702              427,496
    REGULATORY ASSETS
       Future federal income tax (Note A)                                                     676,527              785,014
       Recoverable energy costs (Note A)                                                      340,495               95,162
       Real estate sale costs - First Avenue properties                                       103,009                1,074
       Deferred special retirement program costs (Note D)                                      88,633               57,630
       Divestiture - capacity replacement reconciliation (Note I)                              73,850               24,373
       Accrued unbilled revenue (Note A)                                                       72,619               67,775
       Deferred environmental remediation costs (Note F)                                       49,056               13,330
       Deferred revenue taxes                                                                  43,879               60,712
       Power contract termination costs                                                             -               71,861
       Other                                                                                  159,701              201,181
--------------------------------------------------------------------------------------------------------------------------
       TOTAL REGULATORY ASSETS                                                              1,607,769            1,378,112
--------------------------------------------------------------------------------------------------------------------------
    Other deferred charges and noncurrent assets                                              193,528              171,427
--------------------------------------------------------------------------------------------------------------------------
TOTAL DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS                             2,289,999            1,977,035
--------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                     $16,767,245          $15,531,476
--------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES

AT DECEMBER 31 (THOUSANDS OF DOLLARS)                                                                   2000                  1999
----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION (SEE STATEMENT OF CAPITALIZATION)
Common shareholders' equity                                                                      $ 5,472,389           $ 5,412,007
Preferred stock subject to mandatory redemption (Note B)                                              37,050                37,050
Other preferred stock (Note B)                                                                       212,563               212,563
Long-term debt                                                                                     5,415,409             4,524,604
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                                              11,137,411            10,186,224
----------------------------------------------------------------------------------------------------------------------------------
NONCURRENT LIABILITIES
Obligations under capital leases                                                                      31,504                34,544
Accumulated provision for injuries and damages                                                       160,671               119,010
Pension and benefits reserve                                                                         181,346               143,757
Other noncurrent liabilities                                                                          40,456                42,865
----------------------------------------------------------------------------------------------------------------------------------
TOTAL NONCURRENT LIABILITIES                                                                         413,977               340,176
----------------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
Long-term debt due within one year                                                                   309,590               395,000
Notes payable                                                                                        255,042               495,371
Accounts payable                                                                                   1,020,401               615,983
Customer deposits                                                                                    202,888               204,421
Accrued taxes                                                                                         64,345                18,389
Accrued interest                                                                                      85,276                60,061
Accrued wages                                                                                         70,951                79,408
Other current liabilities                                                                            328,686               232,706
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                          2,337,179             2,101,339
----------------------------------------------------------------------------------------------------------------------------------
DEFERRED CREDITS AND REGULATORY LIABILITIES
Accumulated deferred income tax (Note L)                                                           2,302,764             2,267,548
Accumulated deferred investment tax credits (Note A)                                                 131,429               139,838
REGULATORY LIABILITIES
     NYS tax law revisions                                                                            59,523                     -
     Gain on divestiture (Note I)                                                                     50,000               306,867
     Deposit from sale of First Avenue properties                                                     50,000                     -
     Accrued electric rate reduction (Note A)                                                         38,018                     -
     NYPA revenue increase                                                                            35,021                25,630
     Other                                                                                           211,706               163,687
----------------------------------------------------------------------------------------------------------------------------------
     TOTAL REGULATORY LIABILITIES                                                                    444,268               496,184
----------------------------------------------------------------------------------------------------------------------------------
Other deferred credits                                                                                   217                   167
----------------------------------------------------------------------------------------------------------------------------------
TOTAL DEFERRED CREDITS AND REGULATORY LIABILITIES                                                  2,878,678             2,903,737
----------------------------------------------------------------------------------------------------------------------------------
CONTINGENCIES (NOTE F)
----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                           $ 16,767,245          $ 15,531,476
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Consolidated Income Statement Consolidated Edison, Inc.

Year Ended December 31 (Thousands of Dollars)                                           2000           1999            1998
----------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES (NOTE A)
Electric                                                                        $  6,938,128   $  5,792,673    $  5,674,446
Gas                                                                                1,261,970      1,000,083         959,609
Steam                                                                                452,135        340,026         321,932
Non-utility                                                                          779,158        358,541         137,061
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING REVENUES                                                           9,431,391      7,491,323       7,093,048
----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Purchased power                                                                    3,642,850      1,824,023       1,253,783
Fuel                                                                                 350,816        430,050         579,006
Gas purchased for resale                                                             790,905        485,155         437,308
Other operations                                                                   1,146,598      1,188,623       1,157,958
Maintenance                                                                          458,046        437,979         477,413
Depreciation and amortization (Note A)                                               586,407        526,182         518,514
Taxes, other than income taxes                                                     1,121,843      1,179,796       1,208,102
Income taxes (Notes A and L)                                                         317,790        399,716         407,639
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                                           8,415,255      6,471,524       6,039,723
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                   1,016,136      1,019,799       1,053,325
----------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (DEDUCTIONS)
Investment income (Note A)                                                             8,476         14,842          11,801
Allowance for equity funds used during construction (Note A)                           1,299          3,810           2,431
Other income less miscellaneous deductions                                           (32,660)       (13,571)        (14,212)
Income taxes (Notes A and L)                                                          10,622         26,891           2,229
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME                                                                   (12,263)        31,972           2,249
----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                                     1,003,873      1,051,771       1,055,574
----------------------------------------------------------------------------------------------------------------------------------
Interest on long-term debt                                                           363,994        319,393         308,671
Other interest                                                                        49,527         20,065          18,400
Allowance for borrowed funds used during construction (Note A)                        (6,076)        (1,895)         (1,246)
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST CHARGES                                                                 407,445        337,563         325,825
----------------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK DIVIDEND REQUIREMENTS                                                 13,593         13,593          17,007
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME FOR COMMON STOCK                                                     $    582,835   $    700,615    $    712,742
----------------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE                                                 $       2.75   $       3.14    $       3.04
DILUTED EARNINGS PER COMMON SHARE                                               $       2.74   $       3.13    $       3.04
AVERAGE NUMBER OF SHARES OUTSTANDING                                             212,186,412    223,442,315     234,307,767
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.



Consolidated Statement of Retained Earnings Consolidated Edison, Inc.

Year Ended December 31 (Thousands of Dollars)                                             2000          1999          1998
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1                                                                 $ 4,921,089   $ 4,700,500   $ 4,484,703
Less: Stock options exercised                                                            1,026         1,922            --
Orange & Rockland purchase accounting adjustment                                           (46)           51            --
NET INCOME FOR COMMON STOCK FOR THE YEAR                                               582,835       700,615       712,742
----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                5,502,852     5,399,244     5,197,445
----------------------------------------------------------------------------------------------------------------------------------
DIVIDENDS DECLARED ON COMMON, $2.18, $2.14 AND $2.12 PER SHARE, RESPECTIVELY           461,921       478,155       496,945
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31                                                               $ 5,040,931   $ 4,921,089   $ 4,700,500
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.


Consolidated Statement of Comprehensive Income Consolidated Edison, Inc.

Year Ended December 31 (Thousands of Dollars)                                            2000          1999           1998
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                          $ 582,835     $ 700,615      $ 712,742
Other Comprehensive Income/(loss), net of taxes
     Investment in marketable equity securities - net of $454 taxes                      (843)           --             --
     Minimum pension liability adjustments - net of $703 taxes                         (1,304)           --             --
----------------------------------------------------------------------------------------------------------------------------------
Total Other Comprehensive Income/(loss), net of taxes                                  (2,147)           --             --
----------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                                                $ 580,688     $ 700,615      $ 712,742
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Consolidated Statement of Cash Flows Consolidated Edison, Inc.

Year Ended December 31 (Thousands of Dollars)                                               2000           1999            1998
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income for common stock                                                              $  582,835    $  700,615      $  712,742
PRINCIPAL NON-CASH CHARGES (CREDITS) TO INCOME
Depreciation and amortization                                                               586,407       526,182         518,514
Federal income tax deferred (excluding taxes resulting from divestiture of plant)           177,736        41,784          86,430
Common equity component of allowance for funds used during construction                      (1,299)       (3,810)         (2,431)
Prepayments -- accrued pension costs                                                       (250,743)      (54,000)        (49,800)
Other non-cash charges                                                                       18,448        42,050          11,297
CHANGES IN ASSETS AND LIABILITIES NET OF EFFECTS FROM PURCHASE OF THE LAKEWOOD
   PROJECT AND ORANGE AND ROCKLAND IN 2000 AND 1999, RESPECTIVELY
Accounts receivable -- customer, less allowance for uncollectibles                         (262,799)      (66,371)         59,515
Materials and supplies, including fuel and gas in storage                                   (19,980)       56,554          14,804
Prepayments (other than pensions), other receivables and other current assets              (131,203)      (37,588)           (889)
Deferred recoverable energy costs                                                          (221,804)      (57,692)         76,711
Cost of removal less salvage                                                               (130,590)      (71,451)        (72,033)
Accounts payable                                                                            402,861       167,598         (68,840)
Other -- net                                                                                210,292       (38,581)        103,742
----------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS FROM OPERATING ACTIVITIES                                                    960,161     1,205,290       1,389,762
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES INCLUDING CONSTRUCTION
Utility construction expenditures                                                          (958,927)     (678,157)       (618,844)
Nuclear fuel expenditures                                                                   (27,357)      (16,537)         (7,056)
Contributions to nuclear decommissioning trust                                              (21,301)      (21,301)        (21,301)
Common equity component of allowance for funds used during construction                       1,299         3,810           2,431
Payment for purchase of Orange and Rockland, net of cash and cash equivalents                    --      (509,083)             --
Payment for purchase of the Lakewood Project, net of cash and cash equivalents              (98,090)           --              --
Divestiture of utility plant (net of federal income tax)                                         --     1,138,750              --
Investments by unregulated subsidiaries                                                     (19,309)     (101,953)        (24,072)
Demolition and remediation costs for First Avenue properties                               (101,935)           --              --
Deposit received from sale of First Avenue properties                                        50,000            --              --
----------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS USED IN INVESTING ACTIVITIES INCLUDING CONSTRUCTION                       (1,175,620)     (184,471)       (668,842)
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES INCLUDING DIVIDENDS
Repurchase of common stock                                                                  (68,531)     (817,399)       (115,247)
Net proceeds from short-term debt                                                          (265,031)      430,196              --
Issuance of long-term debt                                                                1,030,000       767,689         460,000
Retirement of long-term debt                                                               (403,230)     (225,000)       (200,000)
Advance refunding of preferred stock and long-term debt                                          --      (300,000)       (773,645)
Issuance and refunding costs                                                                 (5,468)      (16,440)         (8,864)
Funds held for refunding of debt                                                                 --            --         328,874
Common stock dividends                                                                     (462,503)     (477,110)       (493,201)
----------------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS USED IN FINANCING ACTIVITIES INCLUDING DIVIDENDS                            (174,763)     (638,064)       (802,083)
----------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS                             (390,222)      382,755         (81,163)
----------------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS AT JANUARY 1                                            485,050       102,295         183,458
----------------------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS AT DECEMBER 31                                       $   94,828    $  485,050      $  102,295
----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
       Interest                                                                          $  351,165       321,785      $  285,956
       Income taxes                                                                         136,573       846,559         355,707
Business Acquisitions
       Assets                                                                            $  225,462    $1,009,049              --
       Purchase price in excess of net assets acquired                                       66,336       436,725              --
----------------------------------------------------------------------------------------------------------------------------------
           Total assets                                                                     291,798     1,445,774              --
----------------------------------------------------------------------------------------------------------------------------------
       Long-term debt, minority interest and liability assumed                              193,708       936,691              --
----------------------------------------------------------------------------------------------------------------------------------
           Net cash used to acquire                                                      $   98,090    $  509,083              --
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Consolidated Statement of Capitalization Consolidated Edison, Inc.

Year Ended December 31 (Thousands of Dollars)                                                     2000                1999
------------------------------------------------------------------------------------------------------------------------------------
                                                           Shares outstanding
                                                 -------------------------------------
                                                 December 31, 2000    December 31,1999
                                                 -------------------------------------
COMMON SHAREHOLDERS' EQUITY (NOTE B)
Common stock                                        212,027,131          213,810,634        $   1,482,341       $   1,482,341
Retained earnings                                                                               5,040,931           4,921,089
Treasury stock, at cost; 23,210,700 shares
and 21,358,500 shares at December 31, 2000
  and 1999, respectively                                                                       (1,012,919)           (955,311)
Capital stock expense                                                                             (35,817)            (36,112)
Accumulated other comprehensive income                                                             (2,147)                 --
------------------------------------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREHOLDERS' EQUITY                                                               5,472,389           5,412,007
------------------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK (NOTE B)
Subject to mandatory redemption
Cumulative Preferred, $100 par value,
  6-1/8% Series J                                       370,500              370,500               37,050              37,050
------------------------------------------------------------------------------------------------------------------------------------
TOTAL SUBJECT TO MANDATORY REDEMPTION                                                              37,050              37,050
------------------------------------------------------------------------------------------------------------------------------------
OTHER PREFERRED STOCK
$5 Cumulative Preferred, without par value,
  authorized 1,915,319 shares                         1,915,319            1,915,319              175,000             175,000
Cumulative Preferred, $100 par value,
  authorized 6,000,000 shares*
  4.65% Series C                                        153,296              153,296               15,330              15,330
  4.65% Series D                                        222,330              222,330               22,233              22,233
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER PREFERRED STOCK                                                                       212,563             212,563
------------------------------------------------------------------------------------------------------------------------------------
TOTAL PREFERRED STOCK                                                                       $     249,613       $     249,613
------------------------------------------------------------------------------------------------------------------------------------

* Represents total authorized shares of cumulative preferred stock, $100 par value, including preferred stock subject to mandatory redemption.

At December 31 (Thousands of Dollars)                                         2000                  1999
------------------------------------------------------------------------------------------------------------------------------------
Long-term debt (Note B)
Maturity            Interest Rate            Series
------------------------------------------------------------------------------------------------------------------------------------
Debentures:
2000                9-3/8                    1990A                            $        --           $    80,000
2000                7-3/8                    1992A                                     --               150,000
2000                7.60                     1992C                                     --               125,000
2000                6.14                     1993C                                     --                20,000
2000                6.00                     1993I                                     --                20,000
2001                6-1/2                    1993B                                150,000               150,000
2001                6.68*                    1996B                                150,000               150,000
2002                6-5/8                    1993C                                150,000               150,000
2002                6.64*                    1997A                                150,000               150,000
2003                6-3/8                    1993D                                150,000               150,000
2003                6.56                     1993D                                 35,000                35,000
2004                7-5/8                    1992B                                150,000               150,000
2005                6-5/8                    1995A                                100,000               100,000
2005                6-5/8                    2000C                                350,000                    --
2007                6.45                     1997B                                330,000               330,000
2007                7-1/8                    1997J                                 20,000                20,000
2008                6-1/4                    1998A                                180,000               180,000
2008                6.15                     1998C                                100,000               100,000
2009                7.15                     1999B                                200,000               200,000
2010                7-1/2                    2000A                                 55,000                    --
2010                8-1/8                    2000A                                325,000                    --
2010                7-1/2                    2000B                                300,000                    --
2023                7-1/2                    1993G                                380,000               380,000
2026                7-3/4                    1996A                                100,000               100,000
2027                6-1/2                    1997F                                 80,000                80,000
2028                7.10                     1998B                                105,000               105,000
2028                6.90                     1998D                                 75,000                75,000
2029                7-1/8                    1994A                                150,000               150,000
2029                7.00                     1999G                                 45,000                45,000
2039                7.35                     1998A                                275,000               275,000
------------------------------------------------------------------------------------------------------------------------------------
Total debentures                                                                4,105,000             3,470,000
------------------------------------------------------------------------------------------------------------------------------------
Tax-exempt debt - notes issued to New York State Energy Research and Development Authority for Facilities Revenue Bonds:
2014                6.09                     1994**                                55,000                55,000
2015                4.21*                    1995**                                44,000                44,000
2020                5-1/4                    1993B                                127,715               127,715
2020                6.10                     1995A                                128,285               128,285
2022                5-3/8                    1993C                                 19,760                19,760
2026                7-1/2                    1991A                                128,150               128,150
2027                6-3/4                    1992A                                100,000               100,000
2027                6-3/8                    1992B                                100,000               100,000
2028                6.00                     1993A                                101,000               101,000
2029                7-1/8                    1994A                                100,000               100,000
2034                4.12*                    1999A                                292,700               292,700
------------------------------------------------------------------------------------------------------------------------------------
Total tax-exempt debt                                                           1,196,610             1,196,610
------------------------------------------------------------------------------------------------------------------------------------
Subordinated deferrable interest debentures:
2031                7-3/4                    1996A                                275,000               275,000
------------------------------------------------------------------------------------------------------------------------------------
Other long-term debt                                                              177,440                 3,236
Unamortized debt discount                                                         (29,051)              (25,242)
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                           5,724,999             4,919,604
Less: long-term debt due within one year                                          309,590               395,000
------------------------------------------------------------------------------------------------------------------------------------
Total long-term debt                                                            5,415,409             4,524,604
------------------------------------------------------------------------------------------------------------------------------------
Total capitalization                                                          $11,137,411           $10,186,224
------------------------------------------------------------------------------------------------------------------------------------

*   Rates reset weekly or quarterly; December 31, 2000 rates shown.
**  Issued for O&R pollution control financing.
    The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These notes form an integral part of the accompanying consolidated financial statements of Consolidated Edison, Inc. (Con Edison) and its subsidiaries.

CON EDISON

Con Edison is a holding company that provides a wide range of energy-related services to its customers through its regulated and unregulated subsidiaries. Con Edison's core business is energy distribution and it is also pursuing related growth opportunities in competitive businesses. Con Edison's principal subsidiary is Consolidated Edison Company of New York, Inc. (Con Edison of New
York), a regulated utility that provides electric service to over three million customers and gas service to over one million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

Orange and Rockland Utilities, Inc. (O&R), a regulated utility that Con Edison acquired in July 1999 (see Note K), provides electric service to over 278,000 customers and gas service to over 118,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.

Con Edison's unregulated subsidiaries provide competitive gas and electric supply and energy-related products and services (Con Edison Solutions); invest in and manage energy infrastructure projects (Con Edison Development); market specialized energy supply services to wholesale customers (Con Edison Energy); and invest in telecommunications infrastructure (Con Edison Communications). These subsidiaries operate primarily in the Mid-Atlantic and New England states.

NOTE A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation Con Edison's consolidated financial statements include the accounts of Con Edison and its consolidated subsidiaries, including the regulated utilities, Con Edison of New York and O&R. Intercompany transactions have been eliminated.

Accounting Policies The accounting policies of Con Edison and its subsidiaries conform to accounting principles generally accepted in the United States. For regulated public utilities, like Con Edison of New York and O&R, accounting principles generally accepted in the United States include Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," and, in accordance with SFAS No. 71, the accounting requirements and rate-making practices of the Federal Energy Regulatory Commission (FERC) and the New York State Public Service Commission
(PSC).

The standards in SFAS No. 101, "Regulated Enterprises -- Accounting for the Discontinuation of Application of the Financial Accounting Standards Board
(FASB) Statement No. 71," have been applied to the non-nuclear electric supply portion of Con Edison's business that was deregulated (the Deregulated Business) as a result of the Restructuring Agreement (defined below). The Deregulated Business includes all of Con Edison's fossil electric generating assets and its non-utility generators (NUG) contracts and related regulatory assets and liabilities. The application of SFAS No. 101 to the Deregulated Business had no material effect on the financial position or results of operations of Con Edison.

No impairment of Con Edison of New York's fossil generating assets has been recognized under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," because most of these assets have been sold at a gain (see Note I) and the estimated cash flows from the operation and/or sale of the remaining generating assets, together with the cash flows from the strandable cost recovery provisions of the Restructuring Agreement (see "Rate and Restructuring Agreements" in this Note A), will not be less than the net carrying amount of the fossil generating assets.

Similarly, there has been no charge against Con Edison of New York's earnings for the deferred charges (regulatory assets - principally relating to future federal income taxes) and deferred credits (regulatory liabilities) relating to the Deregulated Business because recovery of regulatory assets net of regulatory liabilities is probable under the Restructuring Agreement. At December 31, 2000, net regulatory assets amounted to approximately $1.2 billion.

No loss has been accrued for Con Edison of New York's NUG contracts under SFAS No. 5,

"Accounting for Contingencies," because it is not probable that the charges by NUGs under the contracts will exceed the cash flows from the sale by Con Edison of New York of the electricity provided by the NUGs, together with the cash flows provided pursuant to the Restructuring Agreement. See Note H.

Con Edison of New York recently entered into an agreement to sell its nuclear generating assets, which include Indian Point 2, the retired Indian Point l and certain related assets. The anticipated sales proceeds are expected to be less than the net carrying amount of the nuclear generating assets at the time of closing. No impairment of the assets has been recognized under SFAS No. 121, because recovery is probable under the Restructuring Agreement. The company expects to establish a regulatory asset at the time the sale is completed. See Note G.

Rate and Restructuring Agreements In September 1997 the PSC approved a restructuring agreement between Con Edison of New York, the PSC staff and certain other parties (the Restructuring Agreement). The Restructuring Agreement provided for a transition to a competitive electric market through the development of a "retail access" plan, a rate plan for the period ending March 31, 2002, a reasonable opportunity for recovery of "strandable costs" and the divestiture of electric generation capacity by Con Edison of New York.

At December 31, 2000, approximately 91,000 Con Edison of New York customers representing approximately 20 percent of aggregate customer load were purchasing electricity from other suppliers under the electric Retail Choice program (which is available to all of Con Edison of New York's electric customers). Con Edison of New York delivers electricity to customers in this program through its regulated transmission and distribution systems. In general, the company's delivery rates for Retail Choice customers are equal to the rates applicable to other comparable Con Edison of New York customers, less an amount representing the cost of the energy and capacity it avoids by not supplying these customers.

Pursuant to the Restructuring Agreement, Con Edison of New York reduced electric rates, on an annual basis, by $129 million in 1998, $80 million in April 1999 and $103 million in April 2000 and is required to further reduce rates in April 2001 by $209 million. The April 2001 decrease will be partially offset by recognition in income of $36 million relating to rates for distributing electricity to customers of the New York Power Authority and $50 million of deferred generation divestiture gain. See Note 1.

Pursuant to the Restructuring Agreement, as amended by a July 1998 PSC order, Con Edison of New York has sold approximately 6,800 MW of the approximately 8,300 MW of generating capacity that it owned (including 480 MW sold in January
2001). See Note 1. In addition, Con Edison has agreed to sell its Indian Point 2 nuclear generating unit. See Note G.

In 1997 the PSC approved a four-year O&R restructuring plan, pursuant to which O&R sold all of its generating assets, made retail access available to all of its electric customers effective May 1,1999 and reduced its electric rates by approximately $32.4 million through rate reductions implemented in December 1997 and 1998. In 1998 and 1999 similar plans for O&R's utility subsidiaries in Pennsylvania and New Jersey were approved by state regulators. The Pennsylvania plan provides for retail access for all customers effective May 1999. The New Jersey plan provides for rate reductions of $6.8 million effective August 1999, an additional reduction of $2.7 million effective January 2001 and a final reduction of $6.3 million effective August 2002.

In accordance with the April 1999 PSC order approving Con Edison's acquisition of O&R, Con Edison of New York has reduced its annual electric and gas rates by approximately $12 million and $2 million, respectively, and O&R has reduced its electric rates by $6.1 million and its gas rates by approximately $1.1 million.

In November 2000 the PSC approved an agreement (the Agreement) that revises and extends the rate plan provisions of the Restructuring Agreement. Pursuant to the Agreement, Con Edison of New York reduced the distribution component of its electric rates by $170 million on an annual basis, effective October 2000, and will further reduce electric rates, effective April 1, 2001, in accordance with the Restructuring Agreement (as discussed above).

In general, under the Agreement, Con Edison of New York's base electric transmission and distribution rates will not otherwise be changed during the five-year period ending March 2005 except (i) with respect to certain changes in costs above anticipated annual levels resulting from legal or regulatory requirements, inflation in excess of a 4 percent annual rate, property tax changes and environmental cost increases or (ii) if the PSC determines that circumstances have occurred that either threaten the company's economic viability or ability to provide, or render the company's rate of return unreasonable for the provision of, safe and adequate service.

Under the Agreement as approved by the PSC, 35 percent (50 percent if certain energy price volatility mitigation objectives are achieved) of any earnings in each of the rate years ending March 2002 through 2005 in excess of a specified rate of return on electric common equity (12.9 percent for the rate year ending March 2002 and 11.75 percent thereafter; or 12 percent if certain customer service and reliability objectives are achieved) will be retained for shareholders and the balance will be applied for customer benefit through rate reductions or as otherwise determined by the PSC. There is no sharing of earnings for the rate year ending March 2001. Con Edison of New York could be required to pay up to $40 million annually in penalties if certain threshold service and reliability objectives are not achieved.

Con Edison of New York's potential electric strandable costs are those prior utility investments and commitments that may not be recoverable in a competitive electric supply market. Con Edison of New York is recovering these costs in the rates it charges all of its electric customers. The Agreement continues the stranded cost recovery provisions of the Restructuring Agreement, stating that Con Edison of New York "will be given a reasonable opportunity to recover stranded and strandable costs remaining at March 31, 2005, including a reasonable return on investments, under the parameters and during the time periods set forth therein."

The Agreement also continues the rate provisions pursuant to which Con Edison of New York recovers prudently incurred purchased power and fuel costs from customers. See "Recoverable Energy Costs" in this Note A.

In November 2000 the PSC approved an agreement among Con Edison of New York, the PSC staff and certain other parties that revised and extended the 1996 gas rate settlement agreement through September 2001. The 1996 agreement, with limited exceptions, continued base rates at September 1996 levels through September 2000.

Under the new agreement, the level above which the company will share with customers 50 percent of earnings is increased from a 13 percent to a 14 percent rate of return on gas common equity. In addition, customer bills are to be reduced by $20 million during the January through March 2001 period; approximately $22.6 million that normally would be credited to customers over various annual periods is to be credited during the four-month period ending March 2001; and $19 million of charges to customers resulting from the reconciliation of actual gas costs to amounts included in rates that were scheduled to be billed to customers beginning December 2000 instead are to be billed to customers beginning April 2001.

Under the new agreement, Con Edison of New York will also reduce firm transportation customer bills by a retail choice credit and will implement other programs designed to increase customer and marketer participation in the company's gas Retail Choice program, the net costs of which are to be recovered by reducing credits otherwise due customers or deferred for future recovery from customers.

In November 2000 the PSC also approved a gas rate settlement agreement among O&R, the PSC staff, and certain other parties covering the three-year period November 2000 through October 2003. With limited exceptions, the agreement provides for no changes to base rates. O&R will be permitted to retain $18.1 million of deferred credits that otherwise would have been credited to customers. The term of the agreement could be reduced to 18 months depending on the outcome of the PSC's ongoing proceeding to examine programs and rate design changes to facilitate customer choice of gas suppliers.

In November 2000 the PSC approved an agreement between Con Edison of New York, the PSC staff and certain other parties with respect to the steam rate plan filed by the company in November 1999.

The agreement provides for a $16.6 million steam rate increase which took effect October 2000 and, with limited exceptions, no further changes in steam rates prior to October 2004. Con Edison of New York is required to share with customers 50 percent of any earnings for any rate year covered by the agreement in excess of a specified rate of return on steam common equity (11.0 percent for the first rate year, the 12-month period ending September 2001; 10.5 percent thereafter if the repowering of the company's East River steam-electric generating plant is not completed). A rate moderation mechanism will permit the company to defer a portion of the revenues collected in the first two rate years attributable to the rate increase and recognize such deferrals in income during the last two rate years.

Under the agreement, upon completion of the East River repowering project, the net benefits of the project (including the net after-tax gain from the sale of a nine-acre development site in mid-town Manhattan along the East River) allocable to steam operations will be used to offset any deficiency in the accumulated reserve for depreciation of steam plant or otherwise inure to the benefit of steam customers.

The agreement continues the rate provisions pursuant to which the company recovers prudently incurred purchased steam and fuel costs and requires the company to develop a strategy for hedging price variations for a portion of the steam produced each year.

Utility Plant and Depreciation Utility plant is stated at original cost. The capitalized cost of additions to utility plant includes indirect costs such as engineering, supervision, payroll taxes, pensions, other benefits and an allowance for funds used during construction (AFDC). The original cost of property, together with removal cost, less salvage, is charged to accumulated depreciation as property is retired. The cost of repairs and maintenance is charged to expense, and the cost of betterments is capitalized.

Rates used for AFDC include the cost of borrowed funds and a reasonable rate on Con Edison of New York's own funds when so used, determined in accordance with PSC and FERC regulations. The AFDC rate was 7.2 percent in 2000 and 9.1 percent in 1999 and 1998. The rate was compounded semiannually, and the amounts applicable to borrowed funds were treated as a reduction of interest charges.

Con Edison's utility subsidiaries generally compute annual charges for depreciation using the straight-line method for financial statement purposes, with rates based on average lives and net salvage factors. Con Edison's regulated utility depreciation rates averaged approximately 3.6 percent in 2000, and 3.4 percent in 1999 and 1998.

Con Edison Development currently depreciates its generating assets over the estimated useful lives using the straight-line method. The composite depreciation rate for its generating assets averages approximately 4.1 percent.

Nuclear Generation For information about the accounting policies followed for Con Edison of New York's nuclear generation, see Note G.

Revenues Con Edison's utility subsidiaries recognize revenues for electric, gas and steam service on a monthly billing cycle basis. O&R accrues revenues at the end of each month for estimated energy usage not yet billed to customers, while Con Edison of New York does not accrue such revenues. Con Edison of New York defers for refund to firm gas sales and transportation customers over a 12-month period all net interruptible gas revenues not authorized by the PSC to be retained by the company.

Recoverable Energy Costs Con Edison's utility subsidiaries generally recover all of their prudently incurred fuel, purchased power and gas costs in accordance with rate provisions approved by their state public utility commissions (which provisions, for Con Edison of New York, also include a $35 million annual incentive or penalty relating to electricity costs). If the actual energy costs for a given month are more or less than amounts billed to customers for that month, the difference is recoverable from or refundable to customers. Differences between actual and billed energy costs are generally deferred for charge or refund to customers during the next billing cycle (normally within one or two months). For Con Edison's New Jersey utility subsidiary, Rockland Electric Company, differences between actual and billed electricity costs (which amounted to actual in excess of billed costs of $31.6 million at December 31,
2000) are deferred for charge or refund to customers in the manner and at such time as is to be determined by the New Jersey Board of Public Utilities.

Temporary Cash Investments Temporary cash investments are short-term, highly liquid investments that generally have maturities of three months or less. They are stated at cost which approximates market. Con Edison considers temporary cash investments to be cash equivalents.

Investments For 2000 and 1999, investments consisted primarily of the external nuclear decommissioning trust fund and investments of Con Edison's unregulated subsidiaries. The nuclear decommissioning trust fund is stated at market, net of income taxes. Earnings on the nuclear decommissioning trust fund are not recognized in income but are included in the accumulated depreciation reserve. See "Decommissioning" in Note G. Investments of Con Edison's unregulated subsidiaries are recorded either at cost or using the equity method.

Guarantees of Subsidiary Obligations Con Edison has guaranteed certain obligations of its subsidiaries. These guarantees, which total $683 million at December 31, 2000, relate primarily to obligations of up to $263 million under power purchase and sales agreements entered into by Con Edison Solutions and Con Edison Energy and certain obligations of Con Edison Development. See Note J. Con Edison does not expect to incur losses as a result of these guarantees.

New Financial Accounting Standards As of January 2001, Con Edison adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities an amendment of FASB Statement No. 133." The application of SFAS No. 133 and No. 138 is not expected to have a material effect on the financial position or results of operations of Con Edison or materially change its current disclosure practices. See Note O.

In September 2000 the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125." SFAS No. 140 revises the accounting for securitizations, other financial asset transfers and collateral and introduces new disclosures. The application of SFAS No. 140 is not expected to have a material impact on Con Edison's consolidated financial statements.

Federal Income Tax In accordance with SFAS No. 109, "Accounting for Income Taxes," Con Edison's utility subsidiaries have recorded an accumulated deferred federal income tax liability for substantially all temporary differences between the book and tax bases of assets and liabilities at current tax rates. In accordance with rate agreements, the utility subsidiaries have recovered amounts from customers for a portion of the tax expense they will pay in the future as a result of the reversal or "turn-around" of these temporary differences. As to the remaining temporary differences, in accordance with SFAS No. 71, the utility subsidiaries have established regulatory assets for the net revenue requirements to be recovered from customers for the related future tax expense. See Note L. In 1993 the PSC issued an Interim Policy Statement proposing accounting procedures consistent with SFAS No. 109 and providing assurances that these future increases in taxes will be recoverable in rates. The final policy statement is not expected to differ materially from the Interim Policy Statement.

Accumulated deferred investment tax credits are amortized ratably over the lives of the related properties and applied as a reduction in future federal income tax expense.

Con Edison and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to each company based on its taxable income.

State Income Tax The New York State tax laws applicable to utility companies were changed, effective January 1, 2000. Certain revenue-based taxes were repealed or reduced and replaced by a net income-based tax. In addition, a compensating use tax was imposed on gas and electricity purchased outside New York State for use within the state. In December 2000 the PSC issued its requirements relating to the tax law changes. The amounts applicable to the provisions of the previous tax laws will continue to be collected through base rates and tariff surcharges, until the PSC directs otherwise, with the differences between those collections and the tax expense under the new law to be deferred, pending future disposition by the PSC.

Research and Development Costs Research and development costs relating to specific construction projects are capitalized. All other such costs are charged to operating expenses as incurred. Research and development costs in 2000, 1999 and 1998 amounting to $14.1 million, $12.4 million and $20.3 million, respectively, were charged to operating expenses. No research and development costs were capitalized in these years.

Reclassification Certain prior year amounts have been reclassified to conform with the current year presentation.

Earnings Per Common Share Basic earnings per share has been computed in accordance with SFAS No. 128, "Earnings Per Share." Under SFAS No. 128, basic earnings per common share is computed based on income applicable to common stock divided by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution that could occur if securities or other agreements to issue common stock, such as stock options, were exercised or converted into common stock. At December 31, 2000, 1999, and 1998, the weighted average number of shares used to calculate the diluted earnings per common share included dilutive common stock equivalents of 212,417,885, 223,890,546, and 234,907,897 shares, respectively. The numerator for the calculation of basic and dilutive earnings per share is net income for common stock.

Goodwill Goodwill, which represents the excess of cost over the fair value of assets of businesses acquired, is amortized on a straight-line basis over 40 years. Goodwill expense was $10.9 million and $5.5 million for the years ended December 31, 2000 and 1999 respectively.

In September 2000 the Financial Accounting Standards Board (FASB) issued an exposure draft of a proposed statement on accounting for Business Combinations and Intangible Assets. The Exposure Draft provides that all business combinations be accounted for using the purchase method, and that goodwill, including amounts previously recorded under the purchase method, instead of being amortized, be reviewed for impairment when an event or series of events occurs indicating that the fair value of the goodwill is less than its carrying amount.

Estimates The accompanying consolidated financial statements reflect judgments and estimates made in the application of the above accounting policies.

NOTE B CAPITALIZATION

Capitalization of Con Edison Con Edison's outstanding capitalization, on a consolidated basis, consists of its common shareholders' equity and the outstanding preferred stock and long-term debt of its subsidiaries. Con Edison's authorized capitalization also includes six million authorized, but unissued, Preferred Shares, $1.00 par value.

Preferred Stock Not Subject To Mandatory Redemption Con Edison of New York has the option to redeem its $5 cumulative preferred stock at $105 and its cumulative preferred stock, Series C and Series D, at a price of $101 per share (in each case, plus accrued and unpaid dividends).

Preferred Stock Subject To Mandatory Redemption Con Edison of New York is required to redeem its cumulative preferred stock, Series J shares on August 1, 2002. The redemption price is $100 per share (plus accrued and unpaid dividends). Series J shares may not be called for redemption while dividends are in arrears on outstanding shares of $5 cumulative preferred stock or other cumulative preferred stock.

Common Stock During the period 1998-2000, Con Edison repurchased $1 billion of its shares as follows:

(Millions)                                        Shares       Cost
--------------------------------------------------------------------------------
1998                                                2.6       $120.8
1999                                               18.7        819.7
2000                                                1.9         60.7
--------------------------------------------------------------------------------

Dividends Dividends on Con Edison's common shares depend primarily on the dividends and other distributions that Con Edison of New York and Con Edison's other subsidiaries pay to Con Edison, and the capital requirements of Con Edison and its subsidiaries. Under Con Edison of New York's Restructuring Agreement, the dividends that it may pay are limited to not more than 100 percent of its income available for dividends, calculated on a two-year rolling average basis. Excluded from the calculation of "income available for dividends" are non-cash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events. The restriction also does not apply to dividends paid in order to transfer to Con Edison proceeds from major transactions, such as asset sales, or to dividends reducing Con Edison of

New York's equity ratio to a level appropriate to its business risk.

Payment of Con Edison of New York's common stock dividends to Con Edison is subject to certain additional restrictions. No dividends may be paid, or funds set apart for payment, on Con Edison of New York's common stock until all dividends accrued on the $5 cumulative preferred stock and other cumulative preferred stock have been paid, or declared and set apart for payment, and unless Con Edison of New York is not in arrears on its mandatory redemption obligation for the Series J cumulative preferred stock. No dividends may be paid on any of Con Edison of New York's capital stock during any period in which Con Edison of New York has deferred payment of interest on its subordinated deferrable interest debentures.

Long-Term Debt Long-term debt maturing in the period 2001-2005 is as follows:

(Millions of Dollars)
--------------------------------------------------------------------------------
2001                                                                     $310
2002                                                                      300
2003                                                                      185
2004                                                                      150
2005                                                                      450
--------------------------------------------------------------------------------

Long-term debt of Con Edison's utility subsidiaries is stated at cost which, as of December 31, 2000, approximates fair value (estimated based on current rates for debt of the same remaining maturities).

NOTE C SHORT TERM BORROWING

At December 31, 2000, Con Edison and its utility subsidiaries had commercial paper programs, under which short-term borrowings are made at prevailing market rates, totaling $950 million. These programs are supported by revolving credit agreements with banks. At December 31, 2000, $49.5 million, at a weighted average interest rate of 6.71 percent, was outstanding under Con Edison's $350 million program; $140.0 million, at a weighted average interest rate of 6.66 percent per annum, was outstanding under Con Edison of New York's $500 million program; and $40.8 million, at a weighted average interest rate of 6.67 percent, was outstanding under O&R's $100 million program. Con Edison of New York changes the amount of its program from time to time, subject to an $800 million FERC-authorized limit.

Bank commitments under the revolving credit agreements may terminate upon a change of control of Con Edison, and borrowings under the agreements are subject to certain conditions, including that the ratio (calculated in accordance with the agreements) of debt to total capital of the borrower not at any time exceed
0.65 to 1. At December 31, 2000, this ratio was 0.51 to 1 for Con Edison, 0.53 to 1 for Con Edison of New York and 0.53 to 1 for O&R.

NOTE D PENSION BENEFITS

Con Edison of New York and O&R have noncontributory pension plans that cover substantially all of their employees and certain employees of other Con Edison subsidiaries. The plans are designed to comply with the Employee Retirement Income Security Act of 1974 (ERISA).

Investment gains and losses are recognized over five years (three years for O&R's plan) and unrecognized actuarial gains and losses are amortized over 10 years.

Con Edison of New York offered a special retirement program in 1999 providing enhanced pension benefits for those employees who met specified eligibility requirements and retired within specific time limits. These incentives fall within the category of special termination benefits and curtailments as described in SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The increase in pension obligations as a result of these programs amounted to $49.7 million. For Con Edison of New York, the Agreement provided that $15 million of this amount would be expensed in 2000 and the remaining $30 million would be recorded as a regulatory asset and amortized over a 15-year period beginning in October 2000. For O&R, pension costs for 1999 reflect the impact of the sale of its generating assets. Due to the relatively high number of employees for whom benefits ceased to be accrued as a result of this event, a curtailment charge of $4.7 million was recognized. A portion of this curtailment charge was recorded as a regulatory asset in accordance with SFAS No. 71 and a portion was expensed.

The acquisition of O&R by Con Edison in July 1999 triggered purchase accounting requirements that are reflected in the net periodic pension cost. Under such accounting O&R's accrued pension liability was adjusted to recognize all previously unrecognized gains and losses arising from past experience different from that assumed, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No. 87, "Employers' Accounting for Pensions." A portion of these adjustments was recorded as a regulatory liability in accordance with SFAS No. 71 and a portion was expensed.

O&R is currently allowed to recover in rates pension costs recognized under SFAS No. 87. In accordance with the provisions of SFAS No. 71, the company defers for future recovery any difference between expenses recognized under SFAS No. 87 and the current rate allowance authorized by each regulatory jurisdiction in which it operates.

The components of Con Edison of New York and O&R's net periodic pension costs for 2000, 1999 and 1998 were as follows:

(Millions of Dollars)                 2000             1999             1998
--------------------------------------------------------------------------------
Service cost - including
  administrative expenses          $    90.0        $   110.9        $   111.6
Interest cost on projected
  benefit obligation                   408.7            378.4            366.0
Expected return on plan
  assets                              (565.7)          (505.6)          (462.6)
Amortization of net
  actuarial (gain)                    (186.1)           (92.8)           (78.0)
Amortization of prior
  service cost                          10.5             12.6             14.5
Amortization of transition
  obligation                             3.0              2.5              2.0
Recognition of curtailment
  and termination benefits                --             11.9               --
Recognition of purchase
  accounting                              --            (29.6)              --
--------------------------------------------------------------------------------
Net periodic pension cost             (239.6)          (111.7)           (46.5)
--------------------------------------------------------------------------------
Amortization of regulatory
  asset*                                17.7              2.2              2.2
--------------------------------------------------------------------------------
Total pension cost                 $  (221.9)       $  (109.5)       $   (44.3)
--------------------------------------------------------------------------------
Cost capitalized                       (41.4)           (47.5)            (9.3)
Cost charged to operating
  expenses                            (180.5)           (62.0)           (35.0)
--------------------------------------------------------------------------------

* Relates to $33.3 million increase in Con Edison of New York's pension obligations from a 1993 special retirement program and a $45 million increase from a 1999 special retirement program.

The funded status of the plans at December 31, 2000, 1999 and 1998 was as follows:

                                     2000             1999            1998
 (Millions of Dollars)
--------------------------------------------------------------------------------
Change in benefit
  obligation
Benefit obligation at
  beginning of year                $ 5,241.6        $ 5,673.9       $ 5,200.9
Service cost - excluding
  administrative expenses               88.7            109.6           110.3
Interest cost on projected
  benefit obligation                   408.7            378.4           366.0
Plan amendments                         37.7              0.8             2.1
Actuarial (gain) loss                  128.5           (705.4)          211.0
Termination benefits and
  curtailments                            --             49.7              --
Benefits paid                         (274.8)          (265.4)         (216.4)
--------------------------------------------------------------------------------
Benefit obligation at
  end of year                      $ 5,630.4        $ 5,241.6       $ 5,673.9
--------------------------------------------------------------------------------
Change in plan assets
Fair value of plan assets at
  beginning of year                $ 7,720.1        $ 6,945.7       $ 6,236.2
Actual return on plan
  assets                               (84.7)         1,047.0           937.9
Employer contributions                   4.7             13.0             2.3
Benefits paid                         (274.8)          (265.4)         (216.4)
Administrative expenses                (17.8)           (20.2)          (14.3)
--------------------------------------------------------------------------------
Fair value of plan assets at
  end of year                      $ 7,347.5        $ 7,720.1       $ 6,945.7
--------------------------------------------------------------------------------
Funded status                      $ 1,717.1        $ 2,478.5       $ 1,271.8
  Unrecognized net (gain)           (1,496.8)        (2,478.2)       (1,396.8)
  Unrecognized prior
    service costs                       99.8             72.5           118.0
  Unrecognized net
    transition liability at
    January 1,1987*                      2.4              5.3             5.3
--------------------------------------------------------------------------------
  Net Prepaid (accrued)
    benefit cost                   $   322.5        $    78.1       $    (1.7)
--------------------------------------------------------------------------------

*  Being amortized over approximately 15 years.

The amounts recognized in the Consolidated Balance Sheet at December 31, 2000, 1999 and 1998 were as follows:

(Millions of Dollars)                       2000           1999           1998
--------------------------------------------------------------------------------
Prepaid benefit cost                      $ 350.6        $ 113.0        $  32.6
Accrued benefit liability                   (37.1)         (34.9)         (34.3)
Intangible asset                              7.1             --             --
Accumulated other
  comprehensive income                        1.9             --             --
--------------------------------------------------------------------------------
Net Amount Recognized                     $ 322.5        $  78.1        $  (1.7)
--------------------------------------------------------------------------------

In 2000 Con Edison adopted SFAS No. 130, "Reporting Comprehensive Income," which requires reporting of comprehensive income in any complete presentation of general-purpose financial statements. For Con Edison, comprehensive income consists of additional minimum pension liability adjustments for the Con Edison of New York and O&R plans and unrealized gains and losses on available-for-sale marketable securities associated with the O&R supplemental retirement plan.

The actuarial assumptions for the plans of Con Edison of New York at December 31, 2000, 1999 and 1998 were as follows:

                                           2000           1999           1998
--------------------------------------------------------------------------------
Discount rate                              7.75%          8.00%          6.75%
Expected return on plan
  assets                                   8.50%          8.50%          8.50%
Rate of compensation
  increase                                 4.55%          4.80%          4.80%

The actuarial assumptions for the plan of O&R at December 31, 2000, 1999 and 1998 were as follows:

                                        2000           1999           1998
--------------------------------------------------------------------------------
Discount rate                           7.75%          8.00%          6.75%
Expected return on plan
  assets                                8.50%          8.50%          8.00%
Rate of compensation
  increase
     Hourly                             4.40%          3.00%          3.00%
     Management                         4.40%          1.00%          1.00%

NOTE E POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (OPEB)

Con Edison of New York and O&R have contributory comprehensive hospital, medical and prescription drug programs for all retirees, their dependents and surviving spouses.

Con Edison of New York also has a contributory life insurance program for bargaining unit employees and provides basic life insurance benefits up to a specified maximum at no cost to retired management employees. O&R has a noncontributory life insurance program for retirees.

Certain employees of other Con Edison subsidiaries are eligible to receive benefits under these programs. The company has reserved the right to amend or terminate these programs.

Investment gains and losses are recognized over five years for Con Edison of New York's plan and are recognized immediately for O&R's plan. For both plans unrecognized actuarial gains and losses are amortized over 10 years.

During 1999, O&R sold its electric generating assets. Because of the relatively high number of O&R employees for whom benefits in the plan ceased to be accrued as a result of this event, a curtailment charge was recorded in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions."

The acquisition of O&R by Con Edison in July 1999 triggered purchase accounting requirements that are reflected in the net periodic benefit cost. Under such accounting O&R's accrued postretirement liability was adjusted to recognize all previously unrecognized actuarial gains or losses, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No. 106. The total of these adjustments along with the curtailment charge discussed above were recorded as a regulatory asset in accordance with SFAS No. 71.

O&R is currently allowed to recover in rates OPEB costs recognized under SFAS No. 106. In accordance with the provisions of SFAS No. 71, the company defers for future recovery any difference between expenses recognized under SFAS No. 106 and the current rate allowance authorized by each regulatory jurisdiction in which it operates.

The components of Con Edison of New York and O&R's postretirement benefit (health and life insurance) costs for 2000, 1999 and 1998 were as follows:

(Millions of Dollars)               2000           1999           1998
--------------------------------------------------------------------------------
Service cost                     $  10.7        $  15.4        $  16.4
Interest cost on
  accumulated
  postretirement benefit
  obligation                        78.8           77.8           76.1
Expected return on plan
  assets                           (62.3)         (43.7)         (39.9)
Amortization of net
  actuarial loss                     1.2           27.2           20.9
Amortization of prior
  service cost                       1.4            1.4            0.1
Amortization of transition
  obligation                        17.4           18.6           23.9
Recognition of curtailment
  and termination benefits            --           (5.1)            --
Recognition of purchase
  accounting valuation                --           39.2             --
--------------------------------------------------------------------------------
Net periodic
  postretirement benefit
  cost                           $  47.2        $ 130.8        $  97.5
--------------------------------------------------------------------------------
Cost capitalized/ deferred          10.3           53.0           13.5
Cost charged to operating
  expenses                          36.9           77.8           84.0
--------------------------------------------------------------------------------

The funded status of the programs at December 31, 2000, 1999 and 1998 was as follows:

(Millions of Dollars)                   2000             1999             1998
--------------------------------------------------------------------------------
CHANGE IN BENEFIT
  OBLIGATION
Benefit obligation at
  beginning of year                   $ 1,012.5        $ 1,177.5        $ 1,044.7
Service cost                               10.7             15.4             16.4
Interest cost on
  accumulated
  postretirement benefit
  obligation                               78.8             77.8             76.1
Plan amendments                            (0.4)              --            (44.7)
Actuarial (gain) loss                     127.6           (205.5)           131.9
Benefits paid and
  administrative expenses                 (71.4)           (63.5)           (57.0)
Participant contributions                  12.0             10.8             10.1
--------------------------------------------------------------------------------
Benefit obligation at
  end of year                         $ 1,169.8        $ 1,012.5        $ 1,177.5
--------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at
  beginning of year                   $   872.3        $   697.0        $   596.3
Actual return on plan
  assets                                    4.4            104.0            121.4
Employer contributions                     23.5            121.0             26.2
Participant contributions                  11.8             10.7             10.1
Reimbursements for
  benefits owed to
  company                                  (0.8)              --               --
Benefits paid and
  administrative expenses                 (67.9)           (60.4)           (57.0)
--------------------------------------------------------------------------------
Fair value of plan assets at
  end of year                         $   843.3        $   872.3        $   697.0
--------------------------------------------------------------------------------
Funded status                         $  (326.5)       $  (140.2)       $  (480.5)
Unrecognized net
  (gain) loss                             (31.3)          (215.6)            78.0
Unrecognized prior
  service costs                             9.4             11.2             12.7
Unrecognized transition
  obligation at January 1, 1993*          208.8            226.2            278.2
--------------------------------------------------------------------------------
Accrued postretirement
  benefit cost                        $  (139.6)       $  (118.4)       $  (111.6)
--------------------------------------------------------------------------------

* Being amortized over a period of 20 years.

The actuarial assumptions at December 31, 2000, 1999 and 1998 were as follows:

                                    2000           1999           1998
-----------------------------------------------------------------------
DISCOUNT RATE
  Con Edison of New York            7.75%          8.00%          6.75%
  O&R                               7.75%          8.00%          6.75%
EXPECTED RETURN ON PLAN
  ASSETS
    TAX-EXEMPT ASSETS
      Con Edison of New York        8.50%          8.50%          8.50%
      O&R                           8.50%          8.50%          6.25%
    TAXABLE ASSETS
      Con Edison of New York        7.50%          7.50%          7.50%
      O&R                           8.00%          7.50%          6.25%

The health care cost trend rate assumed for 2001 was 8.0 percent. The rate was assumed to decrease gradually to 5.0 percent for 2006 and remain at that level thereafter.

A one-percentage point change in the assumed health care cost trend rate would have the following effects:

                                         1- Percentage-      1- Percentage-
(Millions of Dollars)                    Point Increase      Point Decrease
--------------------------------------------------------------------------------
Effect on accumulated
  postretirement benefit
  obligation                                 $ 142.9             $ 125.0
Effect on service cost and
  interest cost components                   $  12.6             $  10.7

NOTE F ENVIRONMENTAL MATTERS

Hazardous substances, such as asbestos, polychlorinated biphenyls (PCBs) and coal tar, have been used or generated in the course of operations of Con Edison's utility subsidiaries and may be present in their facilities and equipment.

The Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund) and similar state statutes impose joint and several strict liability, regardless of fault, upon generators of hazardous substances for resulting removal and remedial costs and environmental damages. Liabilities under these laws can be material and in some instances may be imposed without regard to fault, or may be imposed for past acts, even though such past acts may have been lawful at the time they occurred.

At December 31, 2000, Con Edison had accrued $117.9 million as its best estimate of the utility subsidiaries' liability for sites as to which they have received process or notice alleging that hazardous substances generated by them (and, in most instances, other potentially responsible parties) were deposited. There will be additional liability at these sites and other sites, the amount of which is not presently determinable but may be material to Con Edison's financial position, results of operations or liquidity.

Con Edison's utility subsidiaries are permitted under current rate agreements to defer for subsequent recovery through rates certain site investigation and remediation costs with respect to hazardous waste. At December 31, 2000, $49 million of such costs had been deferred as regulatory assets.

Suits have been brought in New York State and federal courts against Con Edison's utility subsidiaries and many other defendants, wherein a large number of plaintiffs sought large amounts of compensatory and punitive damages for deaths and injuries allegedly caused by exposure to asbestos at various premises of the utility subsidiaries. Many of these suits have been disposed of without any payment by the utility subsidiaries, or for immaterial amounts. The amounts specified in all the remaining suits total billions of dollars but Con Edison believes that these amounts are greatly exaggerated, as were the claims already disposed of. Based on the information and relevant circumstances known to Con Edison at this time, it does not believe that these suits will have a material adverse effect on its financial position, results of operations or liquidity.

NOTE G NUCLEAR GENERATION

Con Edison of New York owns the Indian Point 2 nuclear generating unit, which has a capacity of approximately 1,000 MW, and the retired Indian Point 1 nuclear generating unit.

The book value of Indian Point 2, net of accumulated depreciation, was $504 million and $382 million at December 31, 2000 and 1999, respectively.

Pending Sale   In November 2000 Con Edison of New York entered into an agreement with Entergy Nuclear Indian Point 2 LLC (Entergy) for the sale of Indian Point 2, the retired Indian Point 1 and certain related assets (including fuel) for approximately $602 million, subject to certain adjustments. The estimated net after-tax loss on the sale of $170 million will be deferred as a regulatory asset at the time the sale is completed. No impairment of the assets has been recognized under SFAS No. 121 because recovery is probable under the Agreement (see "Rate and Restructuring Agreements" in Note A).

Under the agreement, Con Edison of New York will transfer $430 million of decommissioning trust funds at closing and Entergy will assume full responsibility for the decommissioning of Indian Point 1 and 2. In addition, Con Edison of New York has entered into a power purchase agreement with Entergy through the end of 2004 for the output of the Indian Point 2 unit at an annual average price of 3.9 cents per kilowatthour. The sale is subject to PSC and other regulatory approvals and other conditions.

Rate Recovery   Con Edison of New York is recovering its investment in Indian
Point 2 and funds to decommission Indian Point 1 and 2 in the rates it charges all its electric customers. Under the Agreement, following March 31, 2005, the company will be given a reasonable opportunity to recover its remaining investment in Indian Point 2, including funds needed to decommission Indian Point 1 and 2, through a non-bypassable charge to customers over a period that will extend no longer than the end of Indian Point 2's operating license in 2013. Reconciliation of estimated and actual decommissioning costs may be reflected in rates after 2013.

Outage Proceedings   In February 2000 Con Edison of New York shut down Indian
Point 2 following a leak in one of its four steam generators. The plant returned to service in January 2001. During the outage, the steam generators were replaced and refueling and maintenance work was performed.

The staff of the Nuclear Regulatory Commission (NRC) has advised Con Edison of New York that it will monitor Indian Point 2 with heightened oversight.

The PSC is investigating the Indian Point 2 outage and its causes and the prudence of Con Edison of New York's actions regarding the operation and maintenance of Indian Point 2. The PSC has indicated that the examination should include, among other things, Con Edison of New York's inspection practices, the circumstances surrounding Indian Point 2's October 1997 to September 1998 outage, the basis for postponement of the steam generator replacement and whether, and to what extent, increased replacement power costs and repair and replacement costs should be borne by Con Edison's shareholders.

In August 2000 the New York State legislature enacted the "Indian Point 2 Law," which directed the PSC to prohibit the company from recovering Indian Point 2 replacement power costs from customers. In October 2000 the United States District Court for the Northern District of New York, in an action entitled Consolidated Edison Company of New York, Inc. v. Pataki, et al., determined that the Indian Point 2 Law was unconstitutional and granted the company's motion for a permanent injunction to prevent its implementation. Appeals of the court's decision have been filed in the United States Court of Appeals for the Second Circuit.

Con Edison of New York has billed to customers the Indian Point 2 replacement power costs incurred prior to August 2000 and after October 2000, but not approximately $90 million of replacement power costs incurred in August through October 2000.

Con Edison believes that its operation, maintenance and inspection practices related to Indian Point 2 have been prudent. At December 31, 2000, the company accrued a $40 million liability for the possible disallowance of Indian Point 2 replacement costs that it recovered from customers. The company is unable to predict whether or not any Indian Point 2-related proceedings, lawsuits, legislation or other actions will have a material adverse effect on its financial position, results of operations or liquidity.

Outage Accounting   Scheduled refueling and maintenance outages are generally
required after a cycle of approximately 22 months. Con Edison of New York's electric rates reflect a charge for the cost of scheduled refueling and maintenance outages. Under the company's current and previous electric rate agreements, these charges have been deferred for recognition in income during the period in which expenses are incurred for the outage. The costs of unscheduled outages are expensed as incurred and are not reflected in rates.

Decommissioning   Since 1975, Con Edison of New York has been collecting costs of decommissioning from customers and accruing such amounts within its internal accumulated depreciation reserve. Amounts collected to fund decommissioning of the nuclear portions of the units have been deposited in external trust funds and earnings on such funds have been accrued as additional accumulated depreciation. The trust funds amounted to $329.0 million and $305.7 million, respectively, at December 31, 2000 and 1999. See "Investments" in Note A.

Accumulated decommissioning provisions at December 31, 2000 and 1999 were as follows:

                                                Amounts Included in
                                              Accumulated Depreciation
--------------------------------------------------------------------------------
(Millions of Dollars)                             2000          1999
--------------------------------------------------------------------------------
Nuclear                                        $ 329.0       $ 305.7
Non-nuclear                                       55.1          55.4
--------------------------------------------------------------------------------
Total                                          $ 384.1       $ 361.1
--------------------------------------------------------------------------------

Con Edison of New York's electric rates reflect annual expense allowances of $21.3 million and $1.8 million, respectively, to fund the estimated costs of decommissioning the nuclear and non-nuclear portions of the Indian Point 1 and 2 units. These amounts were established pursuant to a 1995 electric rate agreement based upon a 1994 site-specific study. The study estimated the decommissioning costs to be approximately $657 million in 1993 dollars (assuming 2016 as the midpoint for decommissioning expenditures), including $252 million for extended storage of spent nuclear fuel. The minimum decommissioning fund estimate calculated in accordance with NRC regulations was between $572 million and $981 million as of December 31, 2000.

Nuclear Fuel   Nuclear fuel assemblies and components are amortized to operating expense based on the quantity of heat produced in the generation of electricity. Nuclear fuel costs are recovered in revenues through base rates or through the fuel adjustment clause.

Nuclear fuel costs include provisions for payments to the U.S. Department of Energy (DOE) for future off-site storage of the spent fuel and for a portion of the costs to decontaminate and decommission the DOE facilities used to enrich uranium purchased by Con Edison of New York. Such payments amounted to $3.9 million in 2000.

The DOE has defaulted on its obligation to Con Edison of New York and all other utilities that have nuclear reactors to begin to take title to the spent nuclear fuel generated at Indian Point 2. The company and a number of other utilities are pursuing their legal remedies against the DOE. The company estimates that it has adequate on-site capacity for interim storage of its spent fuel until 2005 after which, absent regulatory or technological developments, additional on-site or other spent fuel storage facilities would be required. The operation of Indian Point 2 could be curtailed if appropriate arrangements for the storage of its spent fuel were not made.

Nuclear Insurance   The insurance policies covering Con Edison of New York's
nuclear facilities for property damage, excess property damage, and outage costs permit assessments under certain conditions to cover insurers' losses. As of December 31, 2000, the highest amount that could be assessed for losses during the current policy year under all of the policies was $14.7 million. While assessments may also be made for losses in certain prior years, the company is not aware of any losses in such years that it believes are likely to result in an assessment. Under certain circumstances, in the event of nuclear incidents at facilities covered by the federal government's third-party liability indemnification program, the company could be assessed up to $88.1 million per incident, of which not more than $10 million may be assessed in any one year.

NOTE H NON-UTILITY GENERATORS (NUGS)

Con Edison of New York has contracts with NUGs for approximately 2,100 MW of electric generating capacity. Assuming performance by the NUGs, the company is obligated over the terms of the contracts (which extend for various periods, up to 2036) to make capacity and other fixed payments.

For the years 2001-2005, the capacity and other fixed payments under the contracts are estimated to be $466 million, $476 million, $487 million, $498 million and $508 million. Such payments gradually increase to approximately $600 million in 2013, and thereafter decline significantly. For energy delivered under these contracts, the company is obligated to pay variable prices that are estimated to be lower than expected market levels.

Under the terms of its electric rate agreements, Con Edison of New York is recovering in rates the charges it incurs under contracts with NUGs. The Agreement provides that, following March 31, 2005, the company will be given a reasonable opportunity to recover, through a non-bypassable charge to customers, the amount, if any, by which the actual costs of its purchases under the contracts exceed market value.

The Restructuring Agreement provided for a potential NUG contract disallowance of the lower of (i) 10 percent of the above-market costs or (ii) $300 million (in 2002 dollars). The Restructuring Agreement provided that Con Edison of New York could offset the potential disallowance by NUG contract mitigation and by 10 percent of the gross proceeds of any generating unit sales to third parties. The company has offset the entire $300 million maximum possible disallowance through NUG contract mitigation and generating plant divestiture proceeds.

NOTE I GENERATION DIVESTITURE

In 1999 Con Edison of New York completed the sales of almost 6,300 MW of its approximately 8,300 MW of electric generating assets for an aggregate price of $1.8 billion. The net book value of the assets sold was approximately $1 billion.

In 1999, pursuant to the Restructuring Agreement, $50 million of the net after-tax gain was applied as an increase to the accumulated depreciation reserve for Indian Point 2 and $29 million of accumulated deferred taxes and investment tax credits relating to the assets sold were recognized in income. In 2000, pursuant to the Agreement, the balance of the net after-tax gain (including interest accrued thereon) was applied as follows: $188.2 million was credited against electric distribution plant balances, $107.3 million was used to offset a like amount of regulatory assets (including deferred power contract termination costs), $50 million was deferred for recognition in income during the 12 months ending March 31, 2002, and $12 million was deferred to be used for low-income customer programs. Pursuant to the Agreement, $30 million of voluntary employee retirement incentive expenses related to the generation divestiture were deferred for amortization over 15 years and $15 million of such expenses were charged to income in 2000.

The Agreement provides for recovery of an approximately $74 million regulatory asset representing incremental electric capacity costs incurred prior to May 2000 to purchase capacity from the buyers of the generating assets the company sold. The Agreement provides for the company to recover these deferred costs from the shareholders' portion of any earnings above the Earnings Sharing Levels and by March 2005 to charge to expense any remaining asset balance.

At December 31, 2000, Con Edison of New York owned approximately 2,000 MW of electric generating assets, including its approximately 1,000 MW Indian Point 2 plant (the sale of which is pending, see Note G) and a 480 MW interest in the jointly-owned Roseton generating station, the sale of which was completed in January 2001. The net book value of the company's interest in Roseton was approximately $55.5 million, and the net after-tax gain from the sale was $37.3 million.

O&R completed the sale of all of its generating assets prior to the completion of Con Edison's purchase of O&R in July 1999.

NOTE J LEASE GUARANTEE

A subsidiary of Con Edison Development has an operating lease covering a gas-fired generation facility now under construction and underlying land located in Newington, NH. The initial lease term is approximately eight years, beginning at the date of construction completion, which is expected to be May 2002. There is no rental expense under this arrangement for the period 1998-2000. At the end of the lease term, the subsidiary has the option to renew the lease or purchase the project for the then outstanding amounts expended by the lessor for the project. If the subsidiary chooses not to renew the lease or acquire the project, then Con Edison will guarantee a residual value of the project for an amount not to exceed $239.7 million.

Payments and performance obligations are fully and unconditionally guaranteed by Con Edison. Future minimum rental payments required under the non-cancelable operating lease as of December 31, 2000 are as follows:

(Thousands of Dollars)
--------------------------------------------------------------------------------
2001                                                                  $     --
2002                                                                    16,854
2003                                                                    33,704
2004                                                                    33,700
2005                                                                    33,696
2006 and thereafter                                                    151,775
--------------------------------------------------------------------------------
  Total                                                               $269,729

NOTE K ACQUISITION OF ORANGE AND ROCKLAND UTILITIES (O&R)

In July 1999 Con Edison completed its acquisition of O&R for $791.5 million in cash. Con Edison has accounted for the acquisition under the purchase method of accounting in accordance with generally accepted accounting principles. The results of operations of O&R for 2000 and the six months ended December 31, 1999 have been included in the consolidated income statement of Con Edison for the years ended December 31, 2000 and 1999. Con Edison has recorded in its consolidated financial statements all of the assets and liabilities of O&R. The fair value of O&R's regulatory assets approximates book value. All other assets and liabilities of 0&R were adjusted to their estimated fair values. The $437 million excess of the purchase price paid by Con Edison over the estimated fair value of net assets acquired and liabilities assumed was recorded as goodwill (O&R Goodwill) and is being amortized over 40 years. In accordance with regulatory agreements, costs to achieve the merger have been deferred as regulatory assets and are being amortized over a five-year period ending May 2004.

The unaudited pro forma consolidated Con Edison financial information shown below has been prepared based upon the historical consolidated income statements of Con Edison and O&R, giving effect to Con Edison's acquisition of O&R as if it had occurred at the beginning of 1999. The historical information has been adjusted to reflect the amortization of O&R Goodwill for the entire period and the after-tax cost Con Edison would have incurred for financing the acquisition of O&R by issuing debt at the beginning of the period at an assumed 8.0 percent per annum interest rate. The pro forma information is not necessarily indicative of the results that Con Edison would have had if its acquisition of O&R had been completed prior to July 1999, or the results that Con Edison will have in the future.

(Thousands of Dollars)                                                1999
--------------------------------------------------------------------------------
Revenues                                                          $ 7,816,815
Operating income                                                      984,613
Net income                                                            645,549
Average shares
   outstanding (000)                                                  223,442
Earnings per share                                                $      2.89
--------------------------------------------------------------------------------

NOTE L    INCOME TAX                                   Consolidated Edison, Inc.

The components of income taxes are as follows:

Year Ended December 31 (Thousands of Dollars)                         2000           1999           1998
----------------------------------------------------------------------------------------------------------
Charged to operations:
State                                                               $ 28,941      $     --        $     --
Federal   Current                                                    103,670        836,783        322,259
          Deferred - net                                             193,257       (428,859)        94,090
          Amortization of investment tax credit                       (8,078)        (8,208)        (8,710)
----------------------------------------------------------------------------------------------------------
              Total charged to operations                            317,790        399,716        407,639
----------------------------------------------------------------------------------------------------------

Charged to other income:
State                                                                (5,304)             --             --
Federal   Current                                                    (1,095)          1,430         (3,279)
          Deferred - net                                             (7,037)            851          1,050
          Amortization of investment tax credit                        (331)           (164)            --
          Amortization of taxes associated with divestiture assets    3,145         (29,008)            --
----------------------------------------------------------------------------------------------------------
              Total charged to other income                          (10,622)       (26,891)        (2,229)
----------------------------------------------------------------------------------------------------------
Total                                                               $307,168      $ 372,825       $405,410
----------------------------------------------------------------------------------------------------------

The tax effect of temporary differences which gave rise to deferred tax assets and liabilities is as follows:

As of December 31 (Millions of Dollars)                               2000           1999           1998
----------------------------------------------------------------------------------------------------------
Liabilities:
          Depreciation                                              $1,441.1      $1,367.1        $1,307.6
          Excess deferred federal income tax on depreciation           156.2         165.3           186.7
          Advance refunding of long-term debt                           31.9          32.5            35.5
          Other                                                        209.8         140.1            86.9
----------------------------------------------------------------------------------------------------------
               Total liabilities                                     1,839.0       1,705.0         1,616.7
----------------------------------------------------------------------------------------------------------
Assets:
          Unbilled revenues                                            (81.7)        (86.1)          (87.2)
          Federal income tax audit adjustments -- 1992-1994            (29.7)        (30.5)             --
          Other                                                       (101.3)       (105.9)          (87.7)
----------------------------------------------------------------------------------------------------------
               Total assets                                           (212.7)       (222.5)         (174.9)
----------------------------------------------------------------------------------------------------------

Regulatory liability - future federal income taxes                     676.5         785.0           951.0
----------------------------------------------------------------------------------------------------------

Net Liability                                                       $2,302.8      $2,267.5        $2,392.8
----------------------------------------------------------------------------------------------------------

Reconciliation of the difference between income tax expenses and the amount computed by applying the prevailing statutory income tax rate to income before income taxes is as follows:

Year Ended December 31,                                             2000           1999           1998
----------------------------------------------------------------------------------------------------------
                                                                                (% of Pre-tax income)

Statutory tax rate
          Federal                                                     35%           35%            35%
Changes in computed taxes resulting from:
          State income tax                                             2%           --             --
          Depreciation related differences                             4%            5%             4%
          Cost of removal                                             (6)%          (3)%           (2)%
          Amortization of taxes associated with divestiture assets    --            (3)%           --
          Other                                                       (1)%          --             (1)%
----------------------------------------------------------------------------------------------------------
Effective Tax Rate                                                    34%            34%           36%
----------------------------------------------------------------------------------------------------------

NOTE M STOCK-BASED COMPENSATION

Under Con Edison's Stock Option Plan (the Plan), options may be granted to officers and key employees for up to 10 million shares of Con Edison's common stock. Generally, options become exercisable three years after the grant date and remain exercisable until 10 years from the grant date.

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Con Edison has elected to follow Accounting Principles Board Opinion No. 25 (APB
25), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of Con Edison's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Disclosure of pro-forma information regarding net income and earnings per share is required by SFAS No. 123. The information presented below relates to the income and earnings per share of Con Edison. This information has been determined as if Con Edison had accounted for its employee stock options under the fair value method of that statement. The fair values of 2000,1999 and 1998 options are $4.42, $7.90 and $6.23 per share, respectively. They were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                   2000           1999           1998
                                   ----           ----           ----
Risk-free interest rate            6.25%          5.24%          5.61%
Expected lives - in years             8              8              8
Expected stock volatility         20.51%         18.76%         12.68%
Dividend yield                     6.60%          4.46%          4.98%

The following table reflects pro forma net income and earnings per share had the company elected to adopt the fair value approach of SFAS No. 123 (income in millions):

                                    2000           1999           1998
                                    ----           ----           ----
Net Income:
        As reported               $    583       $    701       $    713
         Pro forma                     578            697            711
Diluted earnings per share:
        As reported               $   2.74       $   3.13       $   3.04
         Pro forma                    2.72           3.11           3.03

These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. For 2000, the number of total shares of common stock after giving effect to the dilutive common stock equivalents and used in the reported diluted earnings per share calculation is 212,417,885.

A summary of the status of Con Edison's Stock Option Plan as of December 31, 2000,1999 and 1998 and changes during those years is as follows:


                                            Weighted
                                            Average
                              Shares         Price
                              ------        --------
Outstanding at 12/31/97      1,517,200      $29.852
          Granted              901,650       42.605
          Exercised                  -            -
          Forfeited            (22,900)      36.326
--------------------------------------------------------
Outstanding at 12/31/98      2,395,950       34.589
          Granted            1,293,950       47.880
          Exercised           (113,440)      27.875
          Forfeited            (20,250)      40.246
--------------------------------------------------------
Outstanding at 12/31/99      3,556,210       39.607
          Granted            1,349,500       32.499
          Exercised            (68,697)      29.732
          Forfeited            (48,100)      39.231
--------------------------------------------------------
Outstanding at 12/31/00      4,788,913       37.749

The following summarizes the Plan's stock options outstanding at December 31, 2000:

           Weighted
           Average         Shares
Plan       Exercise      Outstanding       Remaining
Year        Price        At 12/31/00    Contractual Life
----       --------      -----------    ----------------
2000       $32.499        1,339,500         9 years
1999        47.879        1,274,700         8 years
1998        42.607          869,850         7 years
1997        31.500          766,913         6 years
1996        27.875          537,950         5 years

Pursuant to employment agreements, effective September 2000, Con Edison granted certain officers of Con Edison and Con Edison of New York an aggregate of 350,000 restricted stock units. The units, each of which represents the right to receive one share of Con Edison common stock and related dividends, vest over a five-year period and upon the occurrence of certain events. Pursuant to SFAS No. 123, Con Edison is recognizing compensation expense and accruing a liability for the units over the vesting period.

NOTE N FINANCIAL INFORMATION BY BUSINESS SEGMENT (a)
CONSOLIDATED EDISON, INC.

                                                    ELECTRIC                                            STEAM
----------------------------------------------------------------------------        ----------------------------------------------
(Thousands of Dollars)                2000           1999           1998                2000             1999             1998
----------------------------------------------------------------------------        ----------------------------------------------
Operating revenues                 $ 6,938,128    $ 5,792,673    $ 5,674,446         $  452,135      $  340,026      $  321,932
Intersegment revenues                   53,514        150,488         53,464              2,023           1,667           1,655
Depreciation and amortization          477,085        433,203        439,869             18,173          17,996          17,361
Income tax expense                     247,683        339,630        351,088              2,867           2,910           5,057
Operating income                       801,113        858,681        905,976             25,097          19,450          19,416
Total assets                        10,908,432     10,670,017     10,919,857            596,510         565,945         575,018
Construction expenditures              786,211        530,068        465,258             32,014          28,488          30,512

                                                      GAS                                       UNREGULATED AND OTHER
----------------------------------------------------------------------------        ----------------------------------------------
                                      2000           1999           1998                2000             1999             1998
----------------------------------------------------------------------------        ----------------------------------------------
Operating revenues                 $ 1,261,970    $ 1,000,083    $   959,609         $  779,158      $  358,541      $  137,061
Intersegment revenues                    6,113          2,812          2,460             14,582              --             290
Depreciation and amortization           66,780         66,262         60,596             24,369           8,721             688
Income tax expense                      56,635         60,598         58,665             10,605          (3,422)         (7,171)
Operating income                       184,478        152,212        141,680              5,448         (10,544)        (13,747)
Total assets                         2,327,119      2,097,200      1,795,567          2,935,184       2,198,314       1,090,961
Construction expenditures              140,702        119,601        123,074                 --              --              --

                                                     TOTAL
----------------------------------------------------------------------------
                                      2000           1999           1998
----------------------------------------------------------------------------
Operating revenues                 $ 9,431,391    $ 7,491,323    $ 7,093,048
Intersegment revenues                   76,232        154,967         57,869
Depreciation and amortization          586,407        526,182        518,514
Income tax expense                     317,790        399,716        407,639
Operating income                     1,016,136      1,019,799      1,053,325
Total assets                        16,767,245     15,531,476     14,381,403
Construction expenditures              958,927        678,157        618,844

(a) For a description of Con Edison, see "Con Edison" appearing before Note A.

NOTE O DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Neither Con Edison nor any of its subsidiaries, other than Con Edison Energy, enters into derivative transactions that do not qualify for deferred accounting treatment. At December 31, 2000, deferred gains or losses were not material. Con Edison Energy, as discussed below, is an "energy trading organization."

Energy Trading Con Edison's subsidiaries use derivative instruments to hedge purchases or sales of electricity and gas against adverse market price fluctuations.

Con Edison's utility subsidiaries, pursuant to SFAS No. 71, defer recognition in income of hedging gains and losses until the electricity or gas is purchased or sold. Pursuant to rate provisions that permit the recovery of the cost of purchased power and gas, Con Edison's utility subsidiaries credit or charge to their customers hedging gains or losses and related transaction costs. See " Recoverable Energy Costs" in Note A. SFAS No. 133 will not change how Con Edison's utility subsidiaries account for these hedging transactions. Where SFAS No. 71 does not allow deferred recognition in income, Con Edison's utility subsidiaries are expected to elect special hedge accounting pursuant to SFAS No. 133 to defer recognition of unrealized hedging gains and losses.

Con Edison Solutions defers recognition in income of hedging gains and losses until the related electricity or gas is purchased or sold. Pursuant to SFAS No. 133, Con Edison Solutions will elect cash flow hedging for most such transactions and defer any changes in fair value of the transactions in other comprehensive income until the hedging transactions are terminated. Any hedge ineffectiveness will be recognized as income in the period in which it occurs.

Con Edison Energy enters into over-the-counter and exchange traded contracts for the purchase and sale of electricity or gas (which may provide for either physical or financial settlement) and is considered an "energy trading organization" required to account for such trading activities in accordance with FASB Emerging Issues Task Force Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (98-10). As a result of the implementation of 98-10, Con Edison Energy recognized in income a pre-tax gain of $1.6 million in 2000, reflecting mark to market gains relating to its outstanding contracts at December 31, 2000. SFAS No. 133 will not change how Con Edison Energy accounts for its trading activities.

Interest Rate Hedging In 2000 Con Edison purchased for $8.9 million options to hedge interest rate risk with respect to its agreement to acquire Northeast Utilities. The options expired unexercised. The cost of the options was recognized in income in 2000. See Note P.

In connection with its $55 million promissory note issued to the New York State Energy Research and Development Authority for the net proceeds of the Authority's variable rate Pollution Control Refunding Revenue Bonds (O&R Projects), 1994 Series A (the 1994 Bonds), O&R has a swap agreement pursuant to which it pays interest at a fixed rate of 6.09 percent and is paid interest at the same variable rate as is paid on the 1994 Bonds. If the swap agreement had been terminated on December 31, 2000, O&R would have been required to pay approximately $13.9 million. In connection with $95 million of variable rate loans undertaken relating to the Lakewood electric generating plant, Con Edison Development has swap agreements pursuant to which it pays interest at a fixed rate of 6.68 percent and is paid interest at a variable rate equal to the three-month London Interbank Offered Rate. If these swap agreements had been terminated on December 31, 2000, Con Edison Development would have been required to pay approximately $2.6 million. Pursuant to SFAS No. 133, the O&R and Con Edison Development swap agreements will be accounted for as cash flow hedges and changes in their fair value will be recorded in other comprehensive income. The fair value of these swap agreements, which have no established market price, is the amount that would be required to be paid upon early termination.

NOTE P NORTHEAST UTILITIES

On March 6, 2001, Con Edison commenced an action in the United States District Court for the Southern District of New York, entitled Consolidated Edison, Inc.
v. Northeast Utilities, seeking a declaratory judgment that Northeast Utilities has failed to meet certain conditions precedent to Con Edison's obligation to complete its acquisition of Northeast Utilities pursuant to their agreement and plan of merger, dated as of October 13, 1999, as amended and restated as of January 11, 2000 (the merger agreement). The action also seeks the court's declaration that under the merger agreement Con Edison has no further or continuing obligations to Northeast Utilities, and that Northeast Utilities has no further or continuing rights as against Con Edison.

On March 12, 2001, Northeast Utilities commenced an action in the same court claiming that Con Edison materially breached the merger agreement by repudiating its obligations under the merger agreement and refusing to proceed with the transaction on the terms set forth in the merger agreement. The action also claims that, as a result of Con Edison's breach of the merger agreement, Northeast Utilities and its shareholders have suffered substantial damages, including the difference between the consideration to be paid to Northeast Utilities shareholders pursuant to the merger agreement and the current market value of Northeast Utilities' common stock, expenditures in connection with regulatory approvals and lost business opportunities. Pursuant to the merger agreement, Con Edison agreed to acquire Northeast Utilities for $26.00 per share (an estimated aggregate of not more than $3.9 billion) plus $0.0034 per share for each day after August 5, 2000 through the day prior to the completion of the transaction, payable 50 percent in cash and 50 percent in stock.

Con Edison believes that it is not obligated to acquire Northeast Utilities because Northeast Utilities does not meet the merger agreement's conditions that Northeast Utilities perform all of its obligations under the merger agreement, including the obligation that it carry on its businesses in the ordinary course consistent with past practice; that the representations and warranties made by it in the merger agreement were true and correct when made and remain true and correct; and that there be no material adverse change with respect to Northeast Utilities. Con Edison believes that it has not materially breached the merger agreement. Con Edison is unable to predict whether or not any Northeast Utilities-related lawsuits or other actions will have a material adverse effect on Con Edison's financial position, results of operations or liquidity.

On March 19, 2001, Con Edison announced that $32.1 million of expenses relating to the transaction, including $8.9 million paid for options to hedge interest rate risk relating to the transaction (see Note O) had been recognized in income for 2000. Recognition of these expenses was being deferred pending completion of the transaction.

CONSOLIDATED EDISON, INC.                     THIS PROXY IS SOLICITED ON BEHALF
COMMON STOCK                                  OF THE BOARD OF DIRECTORS
________________________________________________________________________________

                    The undersigned hereby appoints E. Virgil Conway, Peter W.
                    Likins and Joan S. Freilich and each or any of them with
PLEASE DATE AND     power of substitution, proxies to vote all stock of the
SIGN ON REVERSE     undersigned (including any shares held through the Company's
SIDE. TO VOTE IN    Automatic Dividend Reinvestment and Cash Payment Plan) at
ACCORDANCE WITH     the Annual Meeting of Stockholders on May 21, 2001 at 10:00
THE RECOMMEN-       a.m. at the Company's Headquarters, 4 Irving Place, New
DATIONS OF THE      York, N.Y. or at any adjournments thereof, as specified on
BOARD OF DIRECTORS  the reverse side in the election of Directors and on the
NO BOXES NEED       proposals, all as more fully set forth in the proxy
BE CHECKED.         statement, and in their discretion on any matters that may come before the meeting.

                    Your vote for the election of Directors may be indicated on the reverse side. Nominees are: 01 - G. Campbell, Jr., 02 - E.V. Conway, 03 - G.J. Davis, 04 - M.J. Del Giudice, 05 - J.S. Freilich, 06 - E.V. Futter, 07 - S. Hernandez-Pinero, 08 - P.W. Likins, 09 - E.R. McGrath, 10 - G.W. Sarney 11 - R.A. Voell and 12 - S.R. Volk

                    THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO CHOICE IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE (PROPOSAL 1) AND "FOR" PROPOSAL 2; AND "AGAINST" PROPOSAL 3.

                                                      CON EDISON
                                                      P.O. BOX 11003
                                                      NEW YORK, N.Y. 10203-0003


                                                         [CONEDISON, INC., LOGO]

[CONEDISON, INC. LETTERHEAD]                       VOTE BY TELEPHONE OR INTERNET
                                                   24 HOURS A DAY, 7 DAYS A WEEK

          TELEPHONE                           INTERNET                                MAIL
         800-648-2094            https://proxy.shareholder.com/cei

Use any touch-tone telephone    Use the Internet to vote your proxy.   Mark, sign and date your proxy card
to vote your proxy. Have your   Have your proxy card in hand when      and return it in the postage-paid
proxy card in hand when you     you access the website. You will be    envelope we have provided.
call. You will be prompted      prompted to enter your control
to enter your control number,   number, located in the box below,
located in the box below,       to create an electronic ballot.
and then follow the simple
directions.

                                                       __________________________________________________________
Your telephone or Internet vote authorizes the named   If you have submitted your proxy by telephone or the
proxies to vote your shares in the same manner as if   Internet there is no need for you to mail back your proxy.
you marked, signed and returned the proxy card.        __________________________________________________________

                                                       __________________________________________________________
CALL TOLL-FREE TO VOTE - IT'S FAST AND CONVENIENT                          CONTROL NUMBER FOR
                   800-648-2094                                       TELEPHONE OR INTERNET VOTING
                                                       __________________________________________________________


                   - DETACH PROXY CARD HERE IF YOU ARE NOT -
             VOTING BY TELEPHONE OR INTERNET. THANK YOU FOR VOTING
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

(1) ELECTION OF  FOR all nominees listed  WITHHELD Authority  *EXCEPTIONS
    DIRECTORS    on the reverse side      to vote for all
                 (except as marked to     nominees on the
                 the contrary below)      reverse side

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME
IN THE SPACE PROVIDED BELOW.)

*Exceptions ______________________________________________________________

(2) Ratification of appointment of
    independent accountants.                   FOR   AGAINST   ABSTAIN

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING
STOCKHOLDER PROPOSAL (NO. 3):

(3) Additional compensation information.       FOR   AGAINST   ABSTAIN

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                                                   Address Change and/or
                                                     Comments Mark Here

                                                 If you plan to attend the
                                                    meeting and want an
                                               admission ticket, check here.

                                           Dated: ________________________, 2001

                                           _____________________________________
                                                         SIGNATURE(S)

                                           _____________________________________
                                                         SIGNATURE(S)

                                           Votes MUST be indicated
                                           (x) in black or blue ink.
PLEASE SIGN, DATE AND RETURN
THIS PROXY PROMPTLY.